As filed with the Securities and Exchange Commission on October 22, 2018

Registration No. 333-227735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT No.1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MJ Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7389	20-8235905
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3275 South Jones Blvd

Las Vegas, Nevada 89146

(702) 879-4440

(Address, including zip code and telephone number,

including area code, of registrant’s principal executive offices)

Paris Balaouras

Chief Executive Officer and Director

3275 South Jones Blvd

Las Vegas, Nevada 89146

(702) 879-4440

(Name including zip code and telephone number,

including area code, of agent for service)

With copies to:

Randolf W. Katz

Baker & Hostetler LLP

600 Anton Boulevard, Suite 900

Costa Mesa, California 92626

(714) 966-8807

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, issuable upon the conversion of our Series A Convertible Preferred Stock, par value $0.001 per share	3,335,000	$1.79	$5,969,650	$723.52

(1)	This Registration Statement covers the resale by our selling stockholders of 3,335,000 shares of common stock, par value $0.001 per share (“Common Stock”), issuable upon exercise of the selling stockholder’s shares of our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), that were issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) in connection with a private placement closed on August 9, 2018. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends, or similar transactions with respect to the shares being registered hereunder.

(2)	The proposed maximum aggregate price per share has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of our Common Stock as quoted on the OTC Market Group’s Pink® Open Market quotation system on October 3, 2018.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT, WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 22, 2018

3,335,000 Shares

Common Stock

This prospectus relates to the offer and resale of up to 3,335,000 shares (the “Shares”) of common stock, $0.001 par value (the “Common Stock”), of MJ Holdings, Inc., a Nevada corporation (the “Company”), by the selling stockholder set forth in the Selling Stockholder table on page 37 (the “Selling Stockholder”). The Shares are issuable upon the conversion of 2,500 shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) held by the Selling Stockholder. The Shares may be sold from time to time by the Selling Stockholder. The 2,500 shares of Series A Preferred Stock were issued to the Selling Stockholder in a private placement offering completed on August 9, 2018. We are registering the offer and resale of the Shares to satisfy registration rights we granted to the selling stockholders.

We will not receive any proceeds from the sale of the Shares by the Selling Stockholder. The Selling Stockholder may offer and sell the Shares being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the section “Plan of Distribution.” The prices at which the Selling Stockholder may sell the Shares will be determined initially at a fixed price of $3.00 per share and, after the date that the Common Stock is listed on an existing trading market for the purposes of Item 501(b)(3) of Regulation S-K, then the prevailing market price for the shares or in negotiated transactions. See “Use of Proceeds” on page 18. We have agreed to pay the expenses in connection with the registration of these Shares.

Our Common Stock is quoted on the OTC Markets Group, Inc.’s Pink® Open Market (the “PINK”) under the symbol “MJNE.” On October 22, 2018, the last reported sale price of our Common Stock as reported on the PINK was $3.66 per share.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing any of the shares offered by this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2018

Neither we nor the Selling Stockholder have authorized anyone to provide you any information other than that contained in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell, and seeking offers to buy, the Shares only in jurisdictions where the offer or sale is permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside of the United States: neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Shares and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the Shares covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information in this prospectus, including the information set forth in the section titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes.

Unless we specify otherwise, all references in this prospectus to “MJ Holdings,” “we,” “our,” “us,” and “the Company” refer to MJ Holdings, Inc. and our subsidiaries.

Company Overview

We are a holding company, whose subsidiaries provide infrastructure, consulting, and construction services, in addition to holding, and managing third-party state issued cultivation and production licenses.

We were originally incorporated on November 17, 2006, as Securitas EDGAR Filings, Inc. under the laws of the State of Nevada. Prior to the formation of Securitas EDGAR Filings Inc., the business was operated as Xpedient EDGAR Filings, LLC, a Florida Limited Liability Company, formed on October 31, 2005. On November 21, 2005, Xpedient EDGAR Filings LLC amended its Articles of Organization to change its name to Securitas EDGAR Filings, LLC. On January 21, 2009, Securitas EDGAR Filings LLC merged into Securitas EDGAR Filings, Inc., a Nevada corporation. On February 14, 2014, we amended and restated our Articles of Incorporation and changed our name to MJ Holdings, Inc.

From February 2014 to January 2017, we owned and leased real estate properties zoned for legalized marijuana operations to licensed marijuana operators.

On November 22, 2016, in connection with a plan to divest ourselves of our real estate business, we submitted to our stockholders an offer to exchange (the “Exchange Offer”) our common stock for shares in MJ Real Estate Partners, LLC, (“MJRE”) a newly formed LLC formed for the sole purpose of effecting the Exchange Offer. On January 10, 2017, the Company accepted for exchange 1,800,000 shares of our Common Stock in exchange for 1,800,000 shares of MJRE’s common units, representing membership interests in MJRE. Effective February 1, 2017, we transferred our ownership interests in the real estate properties and our subsidiaries, through which we hold ownership of the real estate properties, to MJRE. MJRE also assumed the senior notes and any and all obligations associated with the real estate properties and business, effective February 1, 2017.

Reverse Merger

On December 15, 2017, we acquired all of the issued and outstanding membership interests of Red Earth LLC, a Nevada limited liability company (“Red Earth”) established in October 2016, in exchange for 52,732,969 shares of our Common Stock and a promissory note in the amount of $900,000. The acquisition was accounted for as a reverse merger, whereby Red Earth was considered the accounting acquirer and became our wholly-owned subsidiary. Upon the consummation of the acquisition, the now-former members of Red Earth became the beneficial owners of approximately 88% of our Common Stock, obtained controlling interest of the Company, and retained certain of our key management positions. In accordance with the accounting treatment for a “reverse merger” or a “reverse acquisition,” our historical financial statements prior to the reverse merger will be replaced with the historical financial statements of Red Earth prior to the reverse merger in all future filings with the SEC. The consolidated financial statements after completion of the reverse merger includes the assets, liabilities, and results of operations of the combined company from and after the closing date of the reverse merger, with only certain aspects of pre-consummation stockholders’ equity remaining in the consolidated financial statements.

Our Business

Through our acquisition of Red Earth and their wholly owned subsidiary, HDGLV, LLC (“HDGLV”) we expect to commence legal marijuana cultivation activities in the fourth quarter of 2018 upon approval by the Nevada Department of Taxation of the transfer of a Provisional Cultivation License to Red Earth, which occurred in April 2018, and the required state and city approvals for our cultivation facility. It is our intention to grow our business through the acquisition of existing companies and/or through the development of new opportunities that can provide a 360-degree spectrum of infrastructure (dispensaries), cultivation and production management, and consulting services in the regulated cannabis industry.

Through Red Earth, we hold a provisional State of Nevada issued cannabis cultivation license, and through HDGLV, we hold a triple-net leasehold, with an option to buy, on a 17,298 square-foot building, which we expect will be home to our cultivation facility.

Marijuana Industry Overview

Marijuana cultivation refers to the planting, tending, improving and harvesting of the flowering plant Cannabis, primarily for the production and consumption of cannabis flowers, often referred to as “buds”. The cultivation techniques for marijuana cultivation differ than for other purposes such as hemp production. Generally, references to marijuana cultivation and production do not include hemp production.

Cannabis belongs to the genus Cannabis in the family Cannabaceae and for the purposes of production and consumption, includes three species, C. sativa (“Sativa”), C. indica (“Indica”), and C. ruderalis (“Ruderalis”). Sativa and Indica generally grow tall with some varieties reaching approximately 4 meters. The female plants produce flowers rich in tetrahydrocannabinol (“THC”). Ruderalis is a short plant and produces trace amounts of THC but is very rich in cannabidiol (“CBD”), which is an antagonist (inhibits the physiological action) to THC.

As of September 2018, there are a total of 31 states, plus the District of Columbia, with legislation passed as it relates to medicinal cannabis. These state laws are in direct conflict with the United States Federal Controlled Substances Act (21 U.S.C. § 811) (“CSA”), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as having a high potential for abuse, has no currently-accepted use for medical treatment in the U.S., and lacks acceptable safety for use under medical supervision.

As of September 2018, 31 states, plus the District of Columbia, have adopted laws that exempt patients who use medicinal cannabis under a physician’s supervision from state criminal penalties. These are collectively referred to as the states that have de-criminalized medicinal cannabis, although there is a subtle difference between de-criminalization and legalization, and each state’s laws are different. Additionally, nine states and the District of Columbia now allow for recreational use of marijuana.

Decriminalization of marijuana varies by state. As of September 2018, 13 states have decriminalized the non-medical use and possession of marijuana for personal consumption. Decriminalization generally means that violators of local marijuana laws may be subject to civil penalty rather than face criminal prosecution. In three states, Idaho, South Dakota, and Kansas, the cultivation, possession or use of marijuana is strictly prohibited and violators may be subject to criminal prosecution.

For example, Nevada legalized marijuana for recreational use, effective July 1, 2017, making it legal for adults over the age of 21 to use marijuana and to possess up to one ounce of marijuana flowers and one-eighth of an ounce of marijuana concentrates. Individuals are also permitted to grow up to six marijuana plants for personal use. In addition, businesses can legally, pursuant to state regulations, cultivate, process, dispense, distribute, and test marijuana products under certain conditions.

The dichotomy between federal and state laws has limited the access to banking and other financial services by marijuana businesses. Recently the U.S. Department of Justice (the “DOJ”) and the U.S. Department of Treasury issued guidance for banks considering conducting business with marijuana dispensaries in states where those businesses are legal, pursuant to which banks must now file a Marijuana Limited Suspicious Activity Report that states the marijuana business is following the government’s guidelines with regard to revenue that is generated exclusively from legal sales. However, since the same guidance noted that banks could still face prosecution if they provide financial services to marijuana businesses, it has led to the widespread refusal of the banking industry to offer banking services to marijuana businesses operating within state and local laws.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits.

Furthermore, H.R. 83, known as the Rohrabacher-Blumenauer amendment, is a rider to the annual appropriations bill that prohibits the DOJ from using federal funds to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana. This prohibition was in place until September 30, 2018 and has not been renewed.

We are monitoring the Trump administration’s, the DOJ’s, and Congress’ positions on federal marijuana law and policy. Based on public statements and reports, we understand that certain aspects of those laws and policies are currently under review, but no official changes have been announced. It is possible that certain changes to existing laws or policies could have a negative effect on our business and results of operations.

We currently operate medical marijuana businesses in Nevada. Although the possession, cultivation, and distribution of marijuana is permitted in Nevada, provided compliance with applicable state and local laws, rules, and regulations, marijuana is illegal under federal law. We believe we operate our business in compliance with applicable state laws and regulations. Any changes in federal, state, or local law enforcement regarding marijuana may affect our ability to operate our business. Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with our business plans, could expose us to potential criminal liability, and could subject our properties to civil forfeiture. Any changes in banking, insurance, or other business services may also affect our ability to operate our business.

Red Earth / HDGLV

Primarily, Red Earth’s assets consist of (i) a cultivation license to grow marijuana within the City of Las Vegas in the State of Nevada and (ii) all of the outstanding membership interests in HDGLV, which holds a triple net leasehold interest in a 17,298 square-foot building located at 2310 Western Avenue in Las Vegas, Nevada, which we expect to operate as an indoor marijuana cultivation and an agritourism destination. We expect to complete construction of this facility in the fourth quarter of 2018. This facility is intended to serve as a draw for tourists who desire to visit, see, and learn about the inner-workings of a cannabis cultivation facility.

In April 2018, the State of Nevada finalized and approved the transfer of our provisional cultivation license to Red Earth. In July 2018, we completed the first phase of construction on our cultivation facility and expect to obtain final approvals towards perfecting the cultivation license from the appropriate authorities, but we can provide no assurances on the receipt and/or timing of the final approvals.

We may face substantial competition in the operation of cultivation facilities in Nevada. Numerous other companies have also been granted cultivation licenses, and, therefore, we anticipate that we will face competition from these other companies. Our management team has experience in successfully developing, implementing, and operating marijuana cultivation and related businesses in other legal cannabis markets. We believe our experience in cultivation and facility management will provide us with a competitive advantage over our competitors.

Corporate Information

Our corporate headquarters is located at 3275 South Jones Blvd Las Vegas, NV 89146 and our telephone number is (702) 879-4440. Our website address is: www.MJHoldingsinc.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

Our Common Stock is not listed on any national stock exchange but is quoted on the PINK under the symbol “MJNE.”

The Offering

Shares offered by Selling Stockholder:	3,335,000 shares of Common Stock

Common Stock outstanding prior to this offering:	66,291,031 shares (1)

Common Stock to be outstanding after this offering:	69,626,031 shares (2)

Use of proceeds:	We will not receive any proceeds from the sale of the Shares offered by the Selling Stockholder.

Risk Factors:	This investment involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should consider carefully before making an investment decision.

PINK Symbol:	Our Common Stock is quoted on the PINK under the symbol “MJNE.”

(1)	The number of shares of Common Stock shown above to be outstanding after this offering is based on 66,291,031 shares of Common Stock outstanding as of October 22, 2018, which excludes: (i) 3,335,000 shares of Common Stock issuable upon the conversion of the outstanding Series A Convertible Preferred Stock; (ii) 166,665 shares of Common Stock issuable upon the exercise of all outstanding warrants with a weighted-average exercise price of approximately $5.88 per share; and (iii) 10,000 shares of Common Stock issuable upon exercise of options with an exercise price of $1.20 per share.

(2)	Consists of (i) 66,291,031 shares of Common Stock issued and outstanding as of October 22, 2018 and (ii) 3,335,000 shares of Common Stock issuable upon the conversion of 2,500 shares of Series A Preferred Stock held by the Selling Stockholder and offered hereby.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as other information presented in this prospectus or in any other documents incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Moreover, the risks so described are not the only risks we face. Additional risks not presently known to us or that we currently perceive as immaterial may ultimately prove more significant than expected and impair our business operations. Any of these risks could adversely affect our business, financial condition, results of operations, and prospects. The trading price of our securities could decline due to any of these risks and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements includes a going concern explanatory paragraph in which such firm expressed substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. However, we are a development stage company with current operations established in October 2016. The Company’s primary asset is a Medical Marijuana Establishment Registration Certificate issued by the State of Nevada for the cultivation of medical marijuana. There is no assurance on the receipt and/or timing of final approvals from the appropriate authorities. We have not generated any revenues from inception (October 17, 2016) to December 31, 2017 and had an accumulated deficit of $362,521 as of December 31, 2017. As of June 30, 2018, we had still not generated any revenues and our accumulated deficit as of the same date was $1,157,410. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.

We have a limited operating history upon which investors may base an evaluation of our potential future performance. In particular, we have not proven that we can sell cannabis products in a manner that enables us to be profitable and meet customer requirements, obtain the necessary permits and/or achieve certain milestones to develop our cultivation businesses, enhance our line of cannabis products, develop and maintain relationships with customers and strategic partners, to raise sufficient capital in the public and/or private markets, or respond effectively to competitive pressures. As a result, there can be no assurance that we will be able to develop or maintain consistent revenue sources, or that our operations will be profitable and/or generate positive cash flow.

Any forecasts we make about our operations may prove to be inaccurate. We must, among other things, determine appropriate risks, rewards, and level of investment in our product lines, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain, and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations, and financial condition. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges, and uncertainties, the value of your investment could be significantly reduced or completely lost.

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

We have incurred losses in prior periods. For the year ended December 31, 2017, we incurred a net loss of approximately $334,800 and, as of that date, we had an accumulated deficit of approximately $362,500. Our historical financial statements prior to the Red Earth reverse merger were replaced with the historical financial statements of Red Earth, as the accounting acquirer, based on the accounting treatment for the reverse merger transactions. Accordingly, we had no net income (loss) for the year ended December 31, 2016 and, as of that date, we had an accumulated deficit of approximately $27,700. Any losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flow.

We will likely need additional capital to sustain our operations and will likely need to seek further financing, which we may not be able to obtain on acceptable terms or at all. If we fail to raise additional capital, as needed, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded primarily from the proceeds of equity financings. We may require additional capital in the near future to develop business operations at our proposed production facilities in Las Vegas, Nevada, to expand our production of our future franchise production lines, to develop our intellectual property base, and establish our targeted levels of commercial production. We may not be able to obtain additional financing on terms acceptable to us, or at all. In particular, because marijuana is illegal under federal law, we may have difficulty attracting investors.

Even if we obtain financing for our near-term operations, we expect that we will require additional capital thereafter. Our capital needs will depend on numerous factors including: (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by our existing stockholders will be reduced and our stockholders may experience significant dilution. In addition, new securities may contain rights, preferences, or privileges that are senior to those of our Common Stock. If we raise additional capital by incurring debt, this will result in increased interest expense. If we raise additional funds through the issuance of securities, market fluctuations in the price of our shares of Common Stock could limit our ability to obtain equity financing.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we are unable to raise capital when needed, our business, financial condition, and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We face intense competition and many of our competitors have greater resources that may enable them to compete more effectively.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

If we fail to protect our intellectual property, our business could be adversely affected.

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our intellectual property to distinguish our products from our competitors’ products. We rely on copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property.

Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror our products or processes without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar products or processes or designing around our intellectual property.

Although we believe that our products and processes do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur, which could have a material adverse effect on our business.

We are not aware of any infringement by us of any person’s or entity’s intellectual property rights. In the event that products we sell or processes we employ are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or processes or obtain a license for the manufacture and/or sale of such products or processes or cease selling such products or employing such processes. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business.

There can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If our products or processes are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business and our financial condition.

Our trade secrets may be difficult to protect.

Our success depends upon the skills, knowledge, and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. Because we operate in several highly competitive industries, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties’ confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights.

These confidentiality, inventions, and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive, and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our business, financial condition, results of operations, and cash flow may in the future be negatively impacted by challenging global economic conditions.

Future disruptions and volatility in global financial markets and declining consumer and business confidence could lead to decreased levels of consumer spending. These macroeconomic developments could negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce the price of our products. We are unable to predict the likelihood of the occurrence, duration, or severity of such disruptions in the credit and financial markets and adverse global economic conditions. Any general or market-specific economic downturn could have a material adverse effect on our business, financial condition, results of operations, and cash flow.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. In particular, if the marijuana industry continues to grow, demand for personnel may become more competitive. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

We may not be able to effectively manage our growth or improve our operational, financial, and management information systems, which would impair our results of operations.

In the near term, we intend to expand the scope of our operations activities significantly. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management, and other resources. The factors that may place strain on our resources include, but are not limited to, the following:

●	The need for continued development of our financial and information management systems;

●	The need to manage strategic relationships and agreements with manufacturers, customers, and partners; and

●	Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage our business

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees or retaining existing employees.

We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments or otherwise materially adversely affecting our business, financial condition, or results of operations.

If we are unable to continually innovate and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to develop new technologies and products that appeal to our customers. This depends, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights. We may not be successful in the development, introduction, marketing, and sourcing of new technologies or innovations, that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns.

We are dependent on the popularity of consumer acceptance of our current and future product lines.

Our ability to generate revenue and be successful in the implementation of our business plan is dependent on consumer acceptance and demand of our current and future product lines. During the first quarter of 2018, we began accepting customer deposits for the sale, design, installation, and/or construction of greenhouse solutions to be used in the cultivation process in the cannabis industry. In the near term, we expect to begin operating a cultivation facility in Nevada at which we expect to grow and sell marijuana on a commercial basis. Acceptance of our greenhouse solutions and, in the future, acceptance of our marijuana products, will depend on several factors, including availability, cost, ease of use, familiarity of use, convenience, effectiveness, safety, and reliability. If customers do not accept our products, or if we fail to meet customers’ needs and expectations adequately, our ability to continue generating revenues could be reduced.

A drop in the retail price of medical marijuana and recreational (adult use) marijuana products may negatively impact our business.

In the future, the demand for the marijuana we intend to cultivate will depend in part on the market price of commercially grown marijuana. Fluctuations in economic and market conditions that impact the prices of commercially grown marijuana, such as increases in the supply of such marijuana and the decrease in the price of products using commercially grown marijuana, could cause the demand for our marijuana products to decline, which would have a negative impact on our business.

Federal regulation and enforcement may adversely affect the implementation of cannabis laws and regulations may negatively impact our revenues and profits.

Currently, there are 31 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment, as well as, in some cases, the legalization of cannabis for adult use. Many other states are considering similar legislation. Conversely, under the CSA, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be producing, cultivating, or dispensing marijuana in violation of federal law. Thus, active enforcement of the current federal regulatory position on cannabis may indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. In February 2017, the Trump administration announced that there may be “greater enforcement” of federal laws regarding marijuana. Any such enforcement actions could have a negative effect on our business and results of operations.

On January 4, 2018, Attorney General Jeff Sessions issued a Marijuana Enforcement Memorandum that rescinded guidance previously issued to federal law enforcement in a memorandum known as the “Cole Memo”. The Cole Memo provided that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way.

The guidance, which has been since rescinded, set forth certain enforcement priorities that are important to the federal government:

●	Distribution of marijuana to children;

●	Revenue from the sale of marijuana going to criminals;

●	Diversion of medical marijuana from states where it is legal to states where it is not;

●	Using state authorized marijuana activity as a pretext of other illegal drug activity;

●	Preventing violence in the cultivation and distribution of marijuana;

●	Preventing drugged driving;

●	Growing marijuana on federal property; and

●	Preventing possession or use of marijuana on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, known as the Rohrabacher-Blumenauer amendment, is a rider to the annual appropriations bill that prohibits the DOJ from using federal funds to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana. This prohibition was in place until September 30, 2018 and has not been renewed.

On September 27, 2018, the U.S. Drug Enforcement Agency announced that drugs, including “finished dosage formulations” of CBD with THC below 0.1%, will be considered Schedule 5 drugs as long as the medications have been approved by the U.S. Food and Drug Administration.

We could be found to be violating laws related to cannabis.

Currently, there are 31 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment, as well as, in some cases, the legalization of cannabis for adult use. Many other states are considering similar legislation. Conversely, under the CSA, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. With respect to our greenhouse products, we intend to market and sell our greenhouse solutions to marijuana growers. Should it be determined under the CSA that our greenhouse products or equipment are deemed to fall under the definition of drug paraphernalia because its products could be determined to be primarily intended or designed for use in manufacturing or producing cannabis, we could be found to be in violation of federal drug paraphernalia laws and there may be a direct and adverse effect on our business, revenues, and profits. With respect to Red Earth, we do not currently cultivate, produce, sell, or distribute any marijuana, and, therefore, have no risk that we will be deemed cultivate, produce, sell, or distribute any marijuana in violation of federal law. However, if we obtain the necessary final governmental approvals and permits in Nevada to commence the cultivation and production of marijuana, as to the successfully achievement of any or all of such objectives there can be no assurance, we could be found in violation of the CSA. This would cause a direct and adverse effect on our subsidiaries’ businesses, or intended businesses, and on our revenue and prospective profits.

Variations in state and local regulation, and enforcement in states that have legalized cannabis, may restrict marijuana-related activities, including activities related to medical cannabis, which may negatively impact our revenues and prospective profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. As of September 2018, nine states and the District of Columbia have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized, or created medical marijuana exemptions. For example, certain states have limits on the number of marijuana plants that can be homegrown. In most states, the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical marijuana needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of marijuana may indirectly and adversely affect our business and our revenue and profits.

Prospective customers may be deterred from doing business with a company with a significant nationwide online presence because of fears of federal or state enforcement of laws prohibiting possession and sale of medical or recreational marijuana.

Our website is visible in jurisdictions where medicinal and/or recreational use of marijuana is not permitted and, as a result, we may be found to be violating the laws of those jurisdictions.

Marijuana remains illegal under federal law.

Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan, especially in respect of our marijuana cultivation, production and dispensaries. In addition, our assets, including real property, cash, equipment, and other goods, could be subject to asset forfeiture because marijuana is still federally illegal.

In February 2017, the Trump administration announced that there may be “greater enforcement” of federal laws regarding marijuana. In January 2018, Attorney General Jeff Sessions rescinded previously issued guidance. Any such enforcement actions or changes in federal policy or guidance could have a negative effect on our business and results of operations.

In the future, we will not be able to deduct some of our business expenses.

Section 280E of the Internal Revenue Code prohibits marijuana businesses from deducting their ordinary and necessary business expenses, which will force us to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of nondeductible expenses is to its total revenues. Therefore, our marijuana business may be less profitable than it could otherwise be.

We may not be able to attract or retain any independent directors.

Our board of directors (the “Board”) is not currently comprised of a majority of independent directors. We may have difficulty attracting and retaining independent directors because, among other things, we operate in the marijuana industry.

We may not be able to successfully execute on our merger and acquisition strategy.

Our business plan depends in part on merging with or acquiring other businesses in the marijuana industry. The success of any acquisition will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses, and to retain their customers. Any acquisition may result in diversion of management’s attention from other business concerns, and such acquisition may be dilutive to our financial results and/or result in impairment charges and write-offs. We might also spend time and money investigating and negotiating with potential acquisition or investment targets, but not complete the transaction.

Although we expect to realize strategic, operational, and financial benefits as a result of our acquisitions, we cannot predict whether and to what extent such benefits will be achieved. There are significant challenges to integrating an acquired operation into our business.

Any future acquisition could involve other risks, including the assumption of unidentified liabilities for which we, as a successor owner, may be responsible. These transactions typically involve a number of risks and present financial and other challenges, including the existence of unknown disputes, liabilities, or contingencies and changes in the industry, location, or regulatory or political environment in which these investments are located, that our due diligence review may not adequately uncover and that may arise after entering into such arrangements.

Laws and regulations affecting the medical and adult use marijuana industry are constantly changing, which could detrimentally affect our proposed cultivation and production operations and greenhouse products.

Local, state, and federal medical and adult use marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plan and result in a material adverse effect on certain aspects of our planned operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our proposed cultivation and production businesses, as well as our greenhouse solutions business. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

We may not obtain the necessary permits and authorizations to operate our proposed marijuana business.

We may not be able to obtain or maintain the necessary licenses, permits, authorizations, or accreditations for our proposed cultivation and production businesses and greenhouse solutions business, or may only be able to do so at great cost. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the medical and adult use marijuana industry. Failure to comply with or to obtain the necessary licenses, permits, authorizations, or accreditations could result in restrictions on our ability to operate the medical and adult use marijuana business, which could have a material adverse effect on our business.

If we incur substantial liability from litigation, complaints, or enforcement actions, our financial condition could suffer.

Our participation in the medical and adult use marijuana industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against us. Litigation, complaints, and enforcement actions could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability, and growth prospects. We have not been, and are not currently, subject to any material litigation, complaint, or enforcement action regarding marijuana (or otherwise) brought by any federal, state, or local governmental authority. Certain of our operating subsidiaries, may in the future engage in the distribution of marijuana; however, we have not been, and are not currently, subject to any material litigation, complaint, or enforcement action regarding marijuana (or otherwise) brought by any federal, state, or local governmental authority with respect to the business of any our subsidiaries.

We may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Since the use of marijuana is illegal under federal law, many banks will not accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. The inability to open or maintain bank accounts may make it difficult for us to operate our proposed marijuana businesses. If any of our bank accounts are closed, we may have difficulty processing transactions in the ordinary course of business, including paying suppliers, employees and landlords, which could have a significant negative effect on our operations.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

Our officers and directors have substantial equity ownership in the Company and substantial control over certain corporate actions.

As of October 22, 2018, our officers and directors owned approximately 32.1% of our outstanding Common Stock and thus exercise substantial control over stockholder matters, such as election of directors, amendments to the Articles of Incorporation, and approval of significant corporate transactions.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business, and investors’ views of us.

Our internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Our internal controls were adversely affected by deficiencies in the design or operation of our internal controls, which management considered to be material weaknesses. These material weaknesses include the following:

●	lack of a majority of independent members and a lack of a majority of outside directors on our Board, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures;

●	inadequate segregation of duties consistent with control objectives; and

●	ineffective controls over period end financial disclosure and reporting processes.

The failure to implement and maintain proper and effective internal controls and disclosure controls could result in material weaknesses in our financial reporting, such as errors in our financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. In particular, we may have difficulty obtaining insurance because we intend to operate in the marijuana industry. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

If our products are contaminated, we may have litigation and products liability exposure.

We source some of our products from third-party suppliers. Although we are required by Nevada law to test the products we receive from third-party suppliers, we may not identify all contamination in those products. Possible contaminates include pesticides, molds, and fungus. If a customer suffers an injury from our products, they may sue us in addition to the supplier and we may not have adequate insurance to cover any such claims, which could result in a negative effect on our results of operations.

Some of our lines of business rely on our third-party service providers to host and deliver services and data, and any interruptions or delays in these hosted services, security or privacy breaches, or failures in data collection could expose us to liability and harm our business and reputation.

Some of our lines of business and services rely on services hosted and controlled directly by third-party service providers. We do not have redundancy for all of our systems, many of our critical applications reside in only one of our data centers, and our disaster recovery planning may not account for all eventualities. If our business relationship with a third-party provider of hosting or software services is negatively affected, or if one of our service providers were to terminate its agreement with us, we might not be able to deliver access our data, which could subject us to reputational harm and cause us to lose customers and future business, thereby reducing our revenue.

We may hold large amounts of customer data, some of which will likely be hosted in third-party facilities. A security incident at those facilities or ours may compromise the confidentiality, integrity or availability of customer data. Unauthorized access to customer data stored on our computers or networks may be obtained through break-ins, breaches of our secure network by an unauthorized party, employee theft or misuse or other misconduct. It is also possible that unauthorized access to customer data may be obtained through inadequate use of security controls by customers. Accounts created with weak passwords could allow cyber-attackers to gain access to customer data. If there were an inadvertent disclosure of customer information, or if a third party were to gain unauthorized access to the information we possess on behalf of our customers, our operations could be disrupted, our reputation could be damaged and we could be subject to claims or other liabilities. In addition, such perceived or actual unauthorized disclosure of the information we collect or breach of our security could damage our reputation, result in the loss of customers and harm our business.

Because of the data we expect to collect and manage using our hosted solutions, it is possible that hardware or software failures or errors in our systems (or those of our third-party service providers) could result in data loss or corruption, cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant or cause us to fail to meet committed service levels. Furthermore, our ability to collect and report data may be delayed or interrupted by a number of factors, including access to the Internet, the failure of our network or software systems or security breaches. In addition, computer viruses or other malware may harm our systems, causing us to lose data, and the transmission of computer viruses or other malware could expose us to litigation. We may also find, on occasion, that we cannot deliver data and reports in near real time because of a number of factors, including failures of our network or software. If we supply inaccurate information or experience interruptions in our ability to capture, store and supply information in near real time or at all, our reputation could be harmed and we could lose customers, or we could be found liable for damages or incur other losses. Moreover, states in which we operate may require that we maintain certain information about our customers and transactions. If we fail to maintain such information, we could be in violation of state laws.

Risks Related to an Investment in Our Securities

We expect to experience volatility in the price of our Common Stock, which could negatively affect stockholders’ investments.

The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of Common Stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

The relative lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has limited experience in managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements, including the establishing and maintaining of internal controls over financial reporting. Any such deficiencies, weaknesses, or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, we could be subject to the imposition of fines and penalties, and our management would have to divert resources from attending to our business plan.

Our Common Stock is categorized as “penny stock,” which may make it more difficult for investors to sell their shares of Common Stock due to suitability requirements.

Our Common Stock is categorized as “penny stock.” The SEC has adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Stock is significantly less than $5.00 per share and, therefore, is considered “penny stock.” This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our Common Stock, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our Common Stock, or may adversely affect the ability of stockholders to sell their shares.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

Our Common Stock may not be eligible for listing or quotation on any national securities exchange.

We do not currently meet the initial quantitative listing standards of any national securities exchange. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange in the future, or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Until our Common Stock is listed on a national securities exchange, which event may never occur, we expect that it will continue to be eligible and quoted on the PINK. However, investors may find it difficult to obtain accurate quotations as to the market value of our Common Stock. Further, the national securities exchanges are adopting so-called “seasoning” rules that will require that we meet certain requirements, including prescribed periods of time trading over-the-counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on such national securities exchanges. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

The elimination of monetary liability against our directors, officers, and employees under Nevada law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers or agreements entered into with our directors. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

We may issue additional shares of Common Stock or preferred stock in the future, which could cause significant dilution to all stockholders.

Our Articles of Incorporation authorize the issuance of up to 95,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of October 22, 2018, we had 66,291,031 shares of Common Stock outstanding; however, we may issue additional shares of Common Stock or preferred stock in the future in connection with a financing or an acquisition. Such issuances may not require the approval of our stockholders.  Any issuance of additional shares of our Common Stock, or equity securities convertible into our Common Stock, including but not limited to, preferred stock, warrants, and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Common Stock, and may negatively impact the market price of our Common Stock.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Nevada has a business combination law that prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after an “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is potentially to discourage parties interested in taking control of us from doing so if they cannot obtain the approval of our Board. Both of these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

Because we do not intend to pay any cash dividends on our Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Declaring and paying future dividends, if any, will be determined by our Board, based upon earnings, financial condition, capital resources, capital requirements, restrictions in our Articles of Incorporation, contractual restrictions, and such other factors as our Board deems relevant. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired or for prices that they deem acceptable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are plans and predictions based on current expectations, estimates, and projections about our industry, our beliefs, and assumptions. We use words such as “may,” “will,” “could,” “should,” “anticipate,” “expect,” “intend,” “project,” “plan,” “believe,” “seek,” “estimate,” “assume,” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in the section above entitled “Risk Factors.” You should not place undue reliance on these forward-looking statements because the matters they describe are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus. Over time, our actual results, performance, or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the captions “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

USE OF PROCEEDS

We are filing this registration statement of which this prospectus forms a part to permit holders of the Shares described in the section entitled “Selling Stockholder” to resell such Shares. We will not receive any proceeds from the resale of any of the Shares offered by this prospectus by the Selling Stockholder.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our Common Stock is quoted on the PINK under the symbol “MJNE.”

Set forth below are the range of high and low closing bid prices for the periods indicated as reported by the OTC Markets Group Inc. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

Quarter Ended	High Closing Bid Price Per Share		Low Closing Bid Price Per Share
September 30, 2018	$4.70	(1)	$1.20	(1)
June 30, 2018	$3.39		$1.85
March 31, 2018	$8.50		$1.42
December 31, 2017	$4.10		$0.63
September 30, 2017	$0.95		$0.55
June 30, 2017	$1.00		$0.75
March 31, 2017	$1.08		$0.58
December 31, 2016	$3.50		$0.53
September 30, 2016	$1.00		$0.635
June 30, 2016	$1.00		$0.65
March 31, 2016	$0.62		$0.62

(1) Through October 22, 2018.

On October 22, 2018, the closing bid price of our Common Stock as reported by the PINK was $3.66 per share. As of October 22, 2018, there were approximately 133 holders of record of our Common Stock. As of such date, 66,291,031 shares of our Common Stock were issued and outstanding.

Dividends

We did not pay any cash dividends on our common stock during 2017 or 2016 and we do not intend to pay cash dividends on our Common Stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends, if any, on our Common Stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors. The Nevada Revised Statutes (the “NRS”), however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

●	we would not be able to pay our debts as they become due in the usual course of business; or

●	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution, unless otherwise permitted under our Articles of Incorporation.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

Penny Stock Regulations

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, when and if a trading market develops, may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual income exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

BUSINESS

Company Background

We are a holding company whose subsidiaries provide infrastructure, consulting and construction services, in addition to holding, and managing third party state issued cultivation and production licenses.

We were originally incorporated on November 17, 2006, as Securitas EDGAR Filings, Inc. under the laws of the State of Nevada. Prior to the formation of Securitas EDGAR Filings Inc., the business was operated as Xpedient EDGAR Filings, LLC, a Florida Limited Liability Company, formed on October 31, 2005. On November 21, 2005, Xpedient EDGAR Filings LLC amended its Articles of Organization to change its name to Securitas EDGAR Filings, LLC. On January 21, 2009, Securitas EDGAR Filings LLC merged into Securitas EDGAR Filings, Inc., a Nevada corporation. On February 14, 2014, we amended and restated our Articles of Incorporation and changed our name to MJ Holdings, Inc.

From February 2014 to January 2017, we owned and leased real estate properties zoned for legalized marijuana operations to licensed marijuana operators.

On November 22, 2016, in connection with a plan to divest ourselves of our real estate business, we submitted to our stockholders the Exchange Offer to exchange shares of our Common Stock for shares in MJRE a newly formed LLC formed for the sole purpose of effecting the Exchange Offer. On January 10, 2017, we accepted for exchange 1,800,000 shares of our Common Stock in exchange for 1,800,000 shares of MJRE’s common units, representing membership interests in MJRE. Effective February 1, 2017, we transferred our ownership interests in the real estate properties and our subsidiaries, through which we hold ownership of the real estate properties, to MJRE. MJRE also assumed the senior notes and any and all obligations associated with the real estate properties and business, effective February 1, 2017.

Reverse Merger

On December 15, 2017, we acquired all of the issued and outstanding membership interests of Red Earth, which was formed in October 2016, in exchange for 52,732,969 shares of our Common Stock and a promissory note in the amount of $900,000. The acquisition was accounted for as a reverse merger, whereby Red Earth was considered the accounting acquirer and became our wholly-owned subsidiary. Upon the consummation of the acquisition, the now-former members of Red Earth became the beneficial owners of approximately 88% of our Common Stock, obtained a controlling interest of us, and retained certain of our key management positions. In accordance with the accounting treatment for a “reverse merger” or a “reverse acquisition,” our historical financial statements prior to the reverse merger will be replaced with the historical financial statements of Red Earth prior to the reverse merger in all future filings with the SEC. The consolidated financial statements after completion of the reverse merger will include the assets, liabilities, and results of operations of the combined company from and after the closing date of the reverse merger, with only certain aspects of pre-consummation stockholders’ equity remaining in the consolidated financial statements.

Our Business

Through our acquisition of Red Earth and their wholly owned subsidiary, HDGLV, we expect to commence legal marijuana cultivation activities in the fourth quarter of 2018 upon approval by the Nevada Department of Taxation of the transfer of a Provisional Cultivation License to Red Earth, which occurred in April 2018, and the required state and city approvals for our cultivation facility. It is our intention to grow our business through the acquisition of existing companies and/or through the development of new opportunities that can provide a 360-degree spectrum of infrastructure (dispensaries), cultivation, and production management, and consulting services in the regulated cannabis industry.

Through Red Earth, we hold a State of Nevada issued cannabis cultivation license, and through HDGLV, we hold a triple-net leasehold, with an option to buy, on a 17,298 square-foot building, which we expect will be home to our cultivation facility.

Marijuana Industry Overview

Marijuana cultivation refers to the planting, tending, improving and harvesting of the flowering plant cannabis, primarily for the production and consumption of cannabis flowers, often referred to as “buds”. The cultivation techniques for marijuana cultivation differ than for other purposes such as hemp production. Generally, references to marijuana cultivation and production do not include hemp production.

Cannabis belongs to the genus cannabis in the family Cannabaceae and for the purposes of production and consumption, includes three species, Sativa, Indica, and Ruderalis. Sativa and Indica generally grow tall with some varieties reaching approximately 4 meters. The female plants produce flowers rich in THC. Ruderalis is a short plant and produces trace amounts of THC but is very rich in CBD, which is an antagonist (inhibits the physiological action) to THC.

As of September 2018, there are a total of 31 states, plus the District of Columbia, with legislation passed as it relates to medicinal or adult-use cannabis. These state laws are in direct conflict with the CSA, which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as having a high potential for abuse, has no currently-accepted use for medical treatment in the U.S., and lacks acceptable safety for use under medical supervision.

As of September 2018, 31 states, and the District of Columbia, have adopted laws that exempt patients who use medicinal cannabis under a physician’s supervision from state criminal penalties. These are collectively referred to as the states that have de-criminalized medicinal cannabis, although there is a subtle difference between de-criminalization and legalization, and each state’s laws are different. Additionally, nine states and the Washington D.C. now allow for recreational use of marijuana.

Decriminalization of marijuana varies by state. As of September 2018, 13 states have decriminalized the non-medical use and possession of marijuana for personal consumption. Decriminalization generally means that violators of local marijuana laws may be subject to civil penalty rather than face criminal prosecution. In three states, Idaho, South Dakota, and Kansas, the cultivation, possession, or use of marijuana is strictly prohibited and violators may be subject to criminal prosecution.

For example, Nevada legalized marijuana for recreational use, effective July 1, 2017, making it legal for adults over the age of 21 to use marijuana and to possess up to one ounce of marijuana flowers and one-eighth of an ounce of marijuana concentrates. Individuals are also permitted to grow up to six marijuana plants for personal use. In addition, businesses can legally, pursuant to state regulations, cultivate, process, dispense, distribute, and test marijuana products under certain conditions.

The dichotomy between federal and state laws has also limited the access to banking and other financial services by marijuana businesses. Recently the DOJ and the U.S. Department of Treasury issued guidance for banks considering conducting business with marijuana dispensaries in states where those businesses are legal, pursuant to which banks must now file a Marijuana Limited Suspicious Activity Report that states the marijuana business is following the government’s guidelines with regard to revenue that is generated exclusively from legal sales. However, since the same guidance noted that banks could still face prosecution if they provide financial services to marijuana businesses, it has led to the widespread refusal of the banking industry to offer banking services to marijuana businesses operating within state and local laws.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits.

Furthermore, H.R. 83, known as the Rohrabacher-Blumenauer amendment, is a rider to the annual appropriations bill that prohibits the DOJ from using federal funds to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana. This prohibition was in place until September 30, 2018 and has not been renewed.

We are monitoring the Trump administration’s, the DOJ’s, and Congress’ positions on federal marijuana law and policy. Based on public statements and reports, we understand that certain aspects of those laws and policies are currently under review, but no official changes have been announced. It is possible that certain changes to existing laws or policies could have a negative effect on our business and results of operations.

We currently operate marijuana businesses in Nevada. Although the possession, cultivation, and distribution of marijuana is permitted in Nevada, provided compliance with applicable state and local laws, rules, and regulations, marijuana is illegal under federal law. We believe we operate our business in compliance with applicable state laws and regulations. Any changes in federal, state, or local law enforcement regarding marijuana may affect our ability to operate our business. Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with our business plans, could expose us to potential criminal liability and could subject our properties to civil forfeiture. Any changes in banking, insurance, or other business services may also affect our ability to operate our business.

Red Earth / HDGLV

Primarily, Red Earth’s assets consist of (i) a cultivation license to grow marijuana within the City of Las Vegas in the State of Nevada and (ii) all of the outstanding membership interests in HDGLV, which holds a triple net leasehold interest in a 17,298 square-foot building located at 2310 Western Avenue in Las Vegas, Nevada, which we expect to operate as an indoor marijuana cultivation and an agritourism destination. We expect to complete construction of this facility in the fourth quarter of 2018. This facility is intended to serve as a draw for tourists who desire to visit, see, and learn about the inner-workings of a cannabis cultivation facility.

In April 2018, the State of Nevada finalized and approved the transfer of our provisional cultivation license to Red Earth. In July 2018, we completed the first phase of construction on our cultivation facility and expect to obtain final approvals towards perfecting the cultivation license from the appropriate authorities, but we can provide no assurances on the receipt and/or timing of the final approvals.

We may face substantial competition in the operation of cultivation facilities in Nevada. Numerous other companies have also been granted cultivation licenses, and, therefore, we anticipate that we will face competition from these other companies. Our management team has experience in successfully developing, implementing, and operating marijuana cultivation and related businesses in other legal cannabis markets. We believe our experience in cultivation and facility management will provide us with a competitive advantage over our competitors.

Revenue

From inception (October 17, 2016) to June 30, 2018, we did not generate any revenues. Subject to the receipt of the required State of Nevada and City of Las Vegas approvals, we expect to commence operation of our cultivation facility in the fourth quarter of 2018 and realize revenues beginning in the fourth quarter of 2018. There can be no assurance that we will receive the requisite approvals or that we will generate meaningful revenues thereafter.

Competition

The cannabis industry is subject to intense and increasing competition. Some of our competitors may have substantially greater capital resources, facilities, and infrastructure than we have, which may enable them to compete more effectively in this market. Red Earth may face substantial competition in the operation of a cultivation and production facility in Nevada. Numerous other companies were also granted licenses, and, therefore, we anticipate that we will face competition with these other companies, many of which already are operating a cultivation and production facility in and around the location of our anticipated facility. We believe that we can effectively compete with other similarly situated cannabis companies because we seek full vertical integration of our cannabis related businesses from cultivation and production to distribution and retail sale. On September 20, 2018, we submitted applications to operate up to five retail marijuana dispensaries. We expect to be advised, on or before December 5, 2018, of the number of retail licenses that will be awarded to us, if any. Additionally, at the present time, we are not aware of any other cannabis companies offering a cooperative greenhouse model similar to our; however, we face Nevada state regulatory hurdles with respect to our greenhouse solutions business, which may cause us to exit this portion of our business.

Research and Development

Currently, we have no plans to commence research and development activities.

Suppliers

At the present time, our major supplier is Healthier Choices Management Corporation (“Healthier Choices”). We entered into an agreement with Healthier Choices, pursuant to which we agreed to purchase $2,000,000 worth of their cannabis consumption Q-Cups.  We will fill this patented technology with our cannabis products and distribute to retailers for consumption by purchasers using a number of readily available vape dispensers. Healthier Choices is the exclusive supplier of Q-Cups.

Employees

As of October 22, 2018, we had four full-time employees.

Properties

Our principal office is located at 3275 South Jones Boulevard, Las Vegas, Nevada, where we occupy 3,250 square-feet subject to a monthly lease payment of $5,500.  The current lease is for a term of 18 months, expires on May 31, 2019, and is renewable at our option.

We hold a triple net leasehold interest in a 17,298 square-foot building located at 2310 Western Avenue, Las Vegas, Nevada. The lease is for an initial term of 10 years, with a 12-month rent abatement. The commencement date of the lease is June 29, 2017. The lease includes two options to extend, each for an additional 5 years. The lease grants us an option to purchase the property on or after the 25th month of the lease and continuing through the 60th month of the lease for the sum of $2,607,880. Currently, we have no intention to exercise the purchase option.

Legal Proceedings

As of the date of this prospectus, there are no legal proceedings which are pending or have been threatened against us or any of our officers, directors, or control persons of which management is aware.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended December 31, 2017 and three- and six-month periods ended June 30, 2018 and 2017, should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Special Note Regarding Forward-Looking Statements, and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward looking statements.

Critical Accounting Policies, Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the consolidated financial statements.

Revenue Recognition

We recognize revenue from the sales of products or services rendered when the following four revenue recognition criteria have been met: persuasive evidence of an arrangement exists; the delivery has occurred or services have been rendered; the fee is fixed or determinable; and collectability is reasonably assured.

Convertible Instruments

We evaluate and account for conversion options embedded in convertible instruments in accordance with ASC 815, Derivatives and Hedging Activities.

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

We accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: we record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Operating Leases

We lease production and warehouse facilities and office space under operating leases. Operating lease agreements may contain rent escalation clauses, rent holidays, or certain landlord incentives, including tenant improvement allowances. Rent expense with scheduled rent increases or landlord incentives are recognized on a straight-line basis over the lease term, beginning with the effective lease commencement date, which is generally the date in which the we take possession of or controls the physical use of the property.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance on deferred tax assets is established when management considers it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Tax benefits from an uncertain tax position are only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Interest and penalties related to unrecognized tax benefits are recorded as incurred as a component of income tax expense. We have not recognized any tax benefits from uncertain tax positions for any of the reporting periods presented.

Results of Operations

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Revenues

We did not generate any revenues during the three months ended June 30, 2018 and 2017. During the first two quarters of 2018, we began accepting customer deposits for the sale, design, installation, and/or construction of greenhouse solutions to be used in the cultivation process in the cannabis industry. We expected to generate revenues from these greenhouse projects in the third quarter of 2018; however, due to delays in manufacturing in China, we do not know when these greenhouses will be ready for sale to consumers.

Operating Expenses

General and administrative expenses were $419,233 for the three months ended June 30, 2018, as compared to $35,479 during the three months ended June 30, 2017. The general and administrative expenses for the three months ended June 30, 2018 consisted mainly of professional fees of $143,533 and rent expense of $96,068. The general and administrative expenses for the three months ended June 30, 2017 consisted of professional fees of $35,479.

Sales and marketing expenses were $174,741 for the three months ended June 30, 2018, as compared to $0 during the three months ended June 30, 2017.

Interest Expense (Income)

The Company recorded $161 of interest income during the three months ended June 30, 2018, as compared to $11,103 of interest expense during the three months ended June 30, 2017. The interest expense was associated with an investor’s advance of $350,000 to fund the acquisition of a Provisional Grow License in Nevada in February 2017.

Net Loss

For the three months ended June 30, 2018, we recorded a net loss of $593,813 compared to a net loss of $46,582 for the three months ended June 30, 2017.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Revenues

We did not generate any revenues during the six months ended June 30, 2018 and 2017. During the first two quarters of 2018, we began accepting customer deposits for the sale, design, installation, and/or construction of greenhouse solutions to be used in the cultivation process in the cannabis industry. We expect to generate revenues from these greenhouse projects in the third quarter of 2018.

Operating Expenses

General and administrative expenses were $610,998 for the six months ended June 30, 2018, as compared to $35,479 during the six months ended June 30, 2017. The general and administrative expenses for the six months ended June 30, 2018 consisted mainly of professional fees of $257,463 and rent expense of $171,100. The general and administrative expenses for the six months ended June 30, 2017 consisted of professional fees of $35,479.

Sales and marketing expenses were $184,256 for the six months ended June 30, 2018, as compared to $0 during the six months ended June 30, 2017.

Interest Expense (Income)

The Company recorded $365 of interest income during the six months ended June 30, 2018, as compared to $13,743 of interest expense during the six months ended June 30, 2017. The interest expense was associated with an investor’s advance of $350,000 to fund the acquisition of a Provisional Grow License in Nevada in February 2017.

Net Loss

For the six months ended June 30, 2018, we recorded a net loss of $794,889 compared to a net loss of $49,222 for the six months ended June 30, 2017.

Year Ended December 31, 2017

Our historical financial statements prior to the reverse merger with Red Earth were replaced with the historical financial statements of Red Earth, the “accounting acquirer,” based on the accounting treatment for reverse merger transactions. Since Red Earth was formed in October 2016, and had no results of operations during 2016, no comparisons to prior periods are available for our 2017 results of operations.

Revenues

We did not generate any revenues from inception (October 17, 2016) to December 31, 2017. During the first quarter of 2018, we began accepting customer deposits for the sale, design, installation, and/or construction of greenhouse solutions to be used in the cultivation process in the cannabis industry. We expect to begin generating revenues from these greenhouse projects during the fourth quarter of 2018.

Operating Expenses

General and administrative expenses were $270,267 for the year ended December 31, 2017. General and administrative expenses consisted of facility costs of $179,615, of which $104,565 was for non-cash deferred rent expense, professional fees of $53,480, conferences and travel expense of $24,481, and other administrative costs of $12,691.

Interest Expense

We recorded $64,521 of interest expense during the year ended December 31, 2017. The interest expense was associated with an investor’s advance of $350,000 to fund the acquisition of a Provisional Grow License in Nevada in February 2017. Interest expense for the year was comprised of a $50,000 fee due to the investor for consideration of the advance and the amortization of debt issuance costs paid in conjunction with securing the $350,000 advance.

Liquidity and Capital Resources

We had cash of $934,296 at June 30, 2018, compared with cash of $2,513,863 at December 31, 2017. The decrease in cash in 2018 was attributed to ongoing operations.

We generally rely on cash from equity offerings, to the extent available, to satisfy our liquidity needs. Since the beginning of fiscal 2017, we raised a net total of approximately $5,381,862 from the issuance of Common Stock and preferred stock and the exercise of options and warrants for shares of our Common Stock.

We expect to begin generating revenues during the fourth quarter of 2018 but will likely incur additional net losses during this time period. Although we can provide no assurances, we believe our cash on hand and our ability to raise additional capital will provide sufficient liquidity and capital resources to fund our business for the next twelve months. There are a number of factors that could result in the need to raise additional funds, including the inability to generate revenue or a lack of anticipated sales growth, increased costs, increases in insurance premiums, and increases in other discretionary spending, such as sales and marketing expenses. Our efforts are directed toward generating positive cash flow and profitability. If these efforts are not successful, we may need to raise additional capital. Should capital not be available to us at reasonable terms, other actions may become necessary in addition to cost control measures and continued efforts to generate and increase sales.

Operating Activities

During the six months ended June 30, 2018, we used $990,367 of cash in operating activities primarily as a result of our net loss of $794,889, offset by amortization of deferred rent expense of $105,315, Common Stock issued for services valued at $4,836, and net changes in operating assets and liabilities of $305,629. During the six months ended June 30, 2017, we used $35,479 of cash in operating activities primarily as a result of our net loss of $49,222, offset by amortization of debt discount of $6,600, and net changes in operating assets and liabilities of $7,143.

Investing Activities

Net cash used in investing activities during the six months ended June 30, 2018, was $360,701, which consisted of the payments for leasehold improvements. Net cash used in investing activities during the six months ended June 30, 2017, was $300,000, which consisted of the purchase of a provisional grow license issued in the State of Nevada.

Financing Activities

During the six months ended June 30, 2018, financing activities provided $471,501 in proceeds from the issuance of Common Stock, $200,000 in proceeds received for Common Stock that was issued during the third quarter of 2018. We used $900,000 in repayments of convertible notes payable. During the six months ended June 30, 2017, financing activities provided $335,479 in proceeds from notes payable.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

We do not consider our business to be seasonal.

Commitments and Contingencies

There are no legal proceedings that are pending or have been threatened against us or any of our officers, directors, or control persons of which management is aware.

Inflation and Changing Prices

Neither inflation nor changing prices for the six months ended June 30, 2018 had a material impact on our operations.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name of Director	Age	Position with Company	Director Since
Paris Balaouras	46	CEO and Chairman of the Board of Directors	December 15, 2017
John R. Wheeler	66	CFO	-
Andrew Boutsikakis	41	President	-
Terrence M. Tierney	57	Secretary	-

Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed, and certain of their other directorships:

Paris Balaouras was appointed Chief Executive Officer and Chairman of the Board on December 15, 2017. Mr. Balaouras has more than ten years of experience in the development and operations of legal cannabis businesses, including license acquisition, facility management, cannabis cultivation, and legislative initiatives. During the past five years, Mr. Balaouras has raised over $100,000,000 for the development, construction, and launch of cannabis related businesses in Arizona, California, and Nevada. Mr. Balaouras was the founding and managing partner of Acres Medical, LLC (“Acres Medical”) from April 2014 until February 2016. While with Acres Medical, Mr. Balaouras was instrumental in raising investment capital for the acquisition of five Nevada Medical and Recreational Marijuana Establishment Certificates, the development and opening of a 20,000 square foot dispensary in Las Vegas, Nevada, and the opening of a 37-acre cultivation facility in the Amargosa Valley, Nevada, creating the largest cultivation site in the State of Nevada. From 2012 until 2016, while serving as the Principal Officer at Natural Remedy Patient Center, Mr. Balaouras obtained an Arizona dispensary, cultivation, and production license. Mr. Balaouras is a member of the Nevada Dispensary Association, Americans for Safe Access, and the National Organization for the Reform of Marijuana Laws.

John R. Wheeler, Jr. was appointed as our Chief Financial Officer on December 15, 2017. Mr. Wheeler has over 40 years of experience in accounting and 10 years with companies in the cannabis industry. Mr. Wheeler graduated from the University of Arizona with a Bachelors in Accounting and received his CPA license in 1979. Starting his career, Mr. Wheeler worked for the IRS for 6 years and later worked for multiple CPA companies in California for 10 years. For the last 27 years, Mr. Wheeler ran his own CPA companies: Rocky Wheeler CPA and Wheeler & Associates CPA’s.

Andrew Boutsikakis was appointed as our President in December 2017. Prior to that, in March 2017, Mr. Boutsikakis become a consultant for Red Earth. Mr. Boutsikakis has over 15 years of sales experience in financial services, communications, and business development. In 2014, Mr. Boutsikakis formed AB Consulting Group (“AB Consulting”) to focus his efforts in the emerging medical marijuana industry in Nevada and Arizona. AB Consulting provided corporate consulting services primarily in sales, licensing, and mergers & acquisition to the legal cannabis industry. Previously, Andrew was the sales director at Markets Media and director of business development at Cohere Communication.

Terrence M. Tierney was appointed as our Secretary on September 19, 2018. Mr. Tierney has over 30 years of senior level management experience in both the private and public sectors. From October 2009 until October 2015, he served as the Managing Partner of Profesco Partners, a business management consulting firm focused on start-up companies, corporate reorganizations and tax qualified not for profit public charities. From October 2011 until October 2013, Mr. Tierney also served as the Managing Director of Building for America’s Bravest, a joint venture program between the Gary Sinise Foundation and the Stephen Siller Tunnel to Towers Foundation that builds custom designed “smart homes” for severely wounded U.S. military personnel. From October 2015 until September 2018, Mr. Tierney was President of Profesco, Inc., the successor in interest to Profesco Partners. Mr. Tierney earned a Bachelor of Science degree in Aeronautics/Professional Pilot from St. Louis University and was awarded a Juris Doctor degree from New York Law School in 1992.

Family Relationships

There are no familial relationships among any of our executive officers or director.

Significant Employees

We do not currently have any significant employees other than our executive officers.

Involvement in Certain Legal Proceedings

None of our directors and executive officers has been involved in any of the following events during the past ten years:

(a)	any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (ii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)	being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)	being found by a court of competent jurisdiction (in a civil action), the SEC to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the SEC has not been reversed, suspended, or vacated;

(f)	being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(g)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(h)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following is a description of transactions since October 17, 2016, to which we have been a party in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●	our directors and executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons or entities affiliated with them, had or will have a direct or indirect material interest.

On December 15, 2017, as part of the Red Earth reverse merger transaction, we issued a convertible note payable in the amount of $900,000 to the now-former members of Red Earth. At the time of the transaction, Paris Balaouras, our Chief Executive Officer, was a 50% partner and managing member of Red Earth.

In December 2017, upon completion of the Red Earth reverse merger, our $400,000 debt obligation was assumed by Paris Balaouras, our Chief Executive Officer.

Board Composition and Director Independence

Our business and affairs are managed under the direction of the Board. Our Board is currently comprised of one member, Mr. Paris Balaouras. Because of his relationship with us, Mr. Balaouras is not “independent” under the rules of any national securities exchange or Rule 10A-3 under the Exchange Act.

Board Committees

Our Board does not have a standing audit committee, a compensation committee, a nominating and governance committee, or committees performing similar functions, and, therefore, the entire Board, consisting of a sole director, performs such functions. Our Common Stock is not currently listed on any national exchange and we are not required to maintain such committees by any self-regulatory agency. Our management does not believe it is necessary for the Board to appoint such committees because the volume of matters that currently and historically have come before the Board for consideration permits our sole director to give sufficient time and attention to such matters and be involved in all decision making.

We do not currently have an audit committee financial expert. Our management does not believe it is necessary for the Board to designate an audit committee financial expert at this time due to our limited operating history and the limited volume of matters that come before the Board requiring such an expert.

Code of Ethics

We adopted a code of ethics within the meaning of Item 406 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), titled, “Business Conduct: “Code of Conduct and Policy,” that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer, and the Board. The code of ethics is available on our website at http://www.mjholdingsinc.com under the “Investor” tab.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation awarded to, earned by, or paid to the following “named executive officers”:

(a)	all individuals serving as our principal executive officer during the year ended December 31, 2017; and

(b)	each of our two other most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2017.

As set forth below, we also had two individuals, Messrs. Chemtov and Laufer, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer as of the end of fiscal 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Paris Balaouras (1)	2017	-					-
Chief Executive Officer	2016	-					-

John R. Wheeler (2)	2017	-					-
Chief Financial Officer	2016	-					-

Andrew Boutsikakis (3)	2017	$15,000					$15,000
President	2016	-					-

Shawn Chemtov (4)	2017	$75,000	$75,000				$150,000
Former co-Chief Executive Officer	2016	-					-

Adam Laufer (5)	2017	$74,120	$75,000				$149,120
Former co-Chief Executive Officer	2016	-

(1)	Mr. Balaouras was appointed as Chief Executive Officer and as the sole director on November 15, 2017. He did not receive any compensation during fiscal 2017.
(2)	Mr. Wheeler was appointed as Chief Financial Officer on December 15, 2017. He did not receive any compensation during fiscal 2017.
(3)	Mr. Boutsikakis was appointed as President on December 15, 2017.
(4)	Mr. Chemtov resigned as co-Chief Executive Officer on November 15, 2017.
(5)	Mr. Laufer resigned as co-Chief Executive Officer on November 15, 2017.

Narrative Disclosure to Summary Compensation Table

The following is a discussion of the material information that we believe is necessary to understand the information disclosed in the foregoing Summary Compensation Table.

During fiscal 2016, none of our named executive officers was compensated for services rendered to us in any capacity. We currently do not have a stock option plan. We also currently do not have an incentive plan that provides compensation intending to serve as incentive for performance.

Andrew Boutsikakis

Mr. Boutsikakis earned total cash compensation for his services to us in fiscal 2017 in the amount of $15,000. He received no other compensation.

Shawn Chemtov

Mr. Chemtov earned total cash compensation for his services to us in fiscal 2017 in the amount of $150,000. This represents his annual base salary of $75,000 for fiscal 2017. He also received a bonus in the amount of $75,000 for services provided to us in relation to the reverse merger with Red Earth.

Adam Laufer

Mr. Laufer earned total cash compensation for his services to us in fiscal 2017 in the amount of $149,120. This represents his annual base salary of $74,120 for fiscal 2017. He also received a bonus in the amount of $75,000 for services provided to us in relation to the reverse merger with Red Earth.

Outstanding Equity Awards at Fiscal Year-End

We had no outstanding equity awards as of December 31, 2017.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our named executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We have no contract, agreement, plan, or arrangement, whether written or unwritten, that provides for payments to our named executive officers at, following, or in connection with the resignation, retirement, or other termination of our directors or executive officers, or a change in control of our company or a change in our directors’ or executive officers’ responsibilities following a change in control.

Director Summary Compensation Table

Our board does not have any non-employee directors and no additional compensation is paid to any of our employee directors for serving as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 22, 2018, certain information with respect to the beneficial ownership of our Common Stock by (i) each of our current directors, (ii) each of our named executive officers, (iii) our directors and named executive officers as a group, and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.

The number of shares beneficially owned by each director, named executive officer, and greater than 5% beneficial owner is determined under SEC rules, and the information is not necessarily indicative of the beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which holder has the sole or shared voting power or investment power and also any shares that the holder has the right to acquire within 60 days of October 22, 2018, through the exercise of any right to purchase, such as a warrant. Unless otherwise indicated, each holder has sole investment and voting power (or shares such power with his spouse, as applicable) with respect to the shares set forth in the following table.

Name and Address	Title of Class	Amount and Nature of Beneficial Ownership	Percent Owned (%)(1)
Paris Balaouras (2) (3) Chief Executive Officer and Director	Common Stock	20,319,500	30.7%

John R. Wheeler (2) (3) Chief Financial Officer	Common Stock	700,000	1.0%

Andrew Boutsikakis (3) President	Common Stock	150,000	0.2%

Terrence M. Tierney (3) (5) Secretary	Common Stock	115,105	0.2%

All executive officers and directors as a group (4 persons)	Common Stock	21,275,105	32.1%

Beneficial owner of more than 5%

Red Dot Development LLC (4)	Common Stock	25,056,484	38.6%

(1)	As of October 22, 2018, we had a total of 66,291,031 shares of Common Stock issued and outstanding.

(2)	Mr. Balaouras beneficially owns 20,319,500 shares of our Common Stock, held by Roll On LLC, a limited liability company in which Mr. Balaouras is a member and manager.

(2)	Mr. Wheeler acquired his shares on December 14, 2017, in a private placement at $0.75 per share, for an aggregate cost of $500,000.

(3)	The business address is 3275 South Jones Boulevard, Suite 104, Las Vegas, NV 89146.

(4)	The business address is 400 South 4th Street, Suite 500, Las Vegas, NV 89101. The managing member of Red Dot Development LLC is Ron Sassano.

(5)	Mr. Tierney has the right, as the sole shareholder of Profesco, Inc., to exercise up to 10,000 options to acquire shares of Common Stock at an exercise price of $1.20 per share.

We do not know of any arrangements that may, at a subsequent date, result in a change in control.

DESCRIPTION OF SECURITIES

The following is a summary of all material characteristics of our capital stock as set forth in our Articles of Incorporation and our Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, and to the provisions of the NRS. We encourage you to review complete copies of our Articles of Incorporation and our Bylaws. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information” elsewhere in this prospectus.

General

We are currently authorized to issue up to 95,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Of the 95,000,000 shares of Common Stock authorized by our Articles of Incorporation, 66,291,031 shares of Common Stock are issued and outstanding as of October 22, 2018. Each holder of Common Stock is entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor subject to the rights of preferred stockholders. We have not paid any dividends and do not intend to pay any cash dividends to the holders of Common Stock in the foreseeable future. We anticipate reinvesting our earnings, if any, for use in the development of our business. In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled, unless otherwise provided by law or our Articles of Incorporation, including any certificate of designations for a series of preferred stock, to share ratably in all assets remaining after payment of liabilities and the preferences of preferred stockholders. Holders of our Common Stock do not have preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

Of the 5,000,000 shares of preferred stock, par value $0.001 per share, authorized in our Articles of Incorporation, 2,500 shares are designated as Series A Convertible Preferred Stock and are issued and outstanding as of October 22, 2018. The Board is authorized, without further approval from our stockholders, to create one or more series of preferred stock, and to designate the rights, privileges, preferences, restrictions, and limitations of any given series of preferred stock. Accordingly, the Board may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock could have the effect of restricting dividends payable to holders of our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

Series A Convertible Preferred Stock

In connection with a Securities Purchase Agreement dated as of August 9, 2018 (the “Securities Purchase Agreement”), by and between the Selling Stockholder and us, we issued 2,500 shares of Series A Preferred Stock at a price of $1,000 per share or an aggregate subscription of $2,500,000. The following is a summary of the material rights and restrictions associated with our Series A Preferred Stock.

Each share of Series A Preferred Stock is convertible, at the option of the holder, into that number of shares of Common Stock determined by dividing the stated value of each share of Series A Preferred Stock (currently, $1,000) by the conversion price (currently, $0.75). The stated value and the conversion price are subject to adjustment as provided for in the Certificate of Designation. We are prohibited from effecting a conversion of the Series A Preferred Stock to the extent that, after giving effect to the conversion, the holder (together with such holder’s affiliates and any persons acting as a group with holder or any of such holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion. A holder, upon notice to us, may increase or decrease this beneficial ownership limitation; provided, that, in no event can the holder increase the beneficial ownership limitation in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock then held by holder. Such increase of the beneficial ownership limitation cannot be effective until the 61st day after such notice is given to us and shall apply only to such holder. The Series A Preferred Stock has no voting rights; however, as long as any shares of Series A Preferred Stock are outstanding, we are not permitted, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock to (i) alter or change adversely the powers, preferences, or rights given to the Series A Preferred Stock or alter or amend the Series A Preferred Stock Certificate of Designation, (ii) amend our Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the holders, (iii) increase the number of authorized shares of Series A Preferred Stock, or (iv) enter into any agreement with respect to any of the forgoing.

Options

As of October 22, 2018, we had 10,000 shares of our Common Stock underlying outstanding stock options, having an exercise price of $1.20 per share.

Warrants

As of October 22, 2018, we had 166,665 shares of our Common Stock underlying outstanding warrants, having a weighted-average exercise price of approximately $5.88 per share.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

Some provisions of Nevada law, our Articles of Incorporation, and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our Board, without action by the stockholders, to issue up to 4,997,500 shares of preferred stock, which was previously authorized but remain undesignated, with voting or other rights or preferences as designated by our Board could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Stockholder Meetings. Our Bylaws provide that a special meeting of stockholders may be called only by our president, the Chairman of the Board, the Board, or a committee of the Board duly designated and whose powers and authority include the power to call meetings. The holders of at least 30% of all shares entitled to vote at a proposed special meeting may also call a special meeting of stockholders.

Stockholder Action by Written Consent. Our Bylaws allow for any action that may be taken at any annual or special meeting of the stockholders to be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholders Not Entitled to Cumulative Voting. Our Bylaws do not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Nevada Business Combination Statutes. The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada Control Share Acquisition Statutes. The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of us.

The provisions of Nevada law, our Articles of Incorporation, and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Register

Our transfer agent and registrar for our Common Stock is Island Stock Transfer at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. Island Stock Transfer’s phone number is (727) 289-0010 and its website is www.islandstocktransfer.com.

SELLING STOCKHOLDER

The Shares of Common Stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon conversion of the Series A Preferred Stock previously issued to the Selling Stockholder. For additional information regarding the issuance of the Series A Preferred Stock, see “Description of Securities” above. We are registering the Shares of Common Stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the ownership of the Shares of Common Stock, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of shares of Common Stock held by the Selling Stockholder. The second column lists the number of Shares of Common Stock beneficially owned by the Selling Stockholder, based on its ownership of the Series A Preferred Stock, as of October 22, 2018, assuming conversion of the Series A Preferred Stock held by the Selling Stockholder on that date, without regard to any limitations on conversions.

The third column lists the Shares of Common Stock being offered by this prospectus by the Selling Stockholder. In accordance with the terms of a registration rights agreement with the Selling Stockholder, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to the Selling Stockholder upon conversion of the Series A Preferred Stock in full (without regard to any limitations on conversion contained therein), as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Series A Preferred Stock, the Selling Stockholder may not convert the Series A Preferred Stock to the extent such conversions would case such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Series A Preferred Stock that have not been converted. The number of shares in the second column does not reflect this limitation. The Selling Stockholder may sell all, some, or none of its Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Beneficially Owned Assuming Sale of all Sales Offered Hereunder
Sabby Volatility Warrant Master Fund, Ltd.	0	3,335,000	0	–

PLAN OF DISTRIBUTION

The Selling Stockholder, and any of its pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of the Shares covered hereby on the principal trading market or any other stock exchange, market, or trading facility on which our Common Stock are traded or in a private transactions. For purposes hereof, the “principal trading market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Market Group’s OTCQB or OTCQX tier, (or any successor to any of the foregoing). Initially at a fixed price of $3.00 per share and, after the date that the Common Stock is listed on an existing trading market for the purposes of Item 501(b)(3) of Regulation S-K, then these sales may be at fixed, market, or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the bock as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such Shares at a stipulated price per Share;

●	through the writing or settlement of operations or other edging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stock (or, if any broker-dealer acts as agent for the purchaser of the Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction in a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholder may also sell Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Shares. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of rule 144, without the requirement for us to be in compliance with the current public information requirements under Rule 144 of the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 of the Securities Act or any other rule of similar effect. The resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SHARES AVAILABLE FOR FUTURE SALES

Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, the sale of a portion of our shares will be limited after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Common Stock in the public market after such restrictions, lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

As of October 22, 2018, there were 66,291,031 shares of our Common Stock outstanding. The 3,335,000 Shares of Common Stock being offered by this Prospectus will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. In addition, 7,175,817 outstanding shares of our Common Stock were issued and sold by us in private transactions and those shares, as well as shares issuable on exercise of currently outstanding warrants and options are or will be eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, any person who is not our affiliate at any time during the preceding three months, and who has beneficially owned the relevant shares of Common Stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our Common Stock into the public markets provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our Common Stock into the public markets without restriction.

A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of our Common Stock then outstanding, which is approximately 662,910 shares; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a Form 144 notice by such person with respect to such sale, if and when our Common Stock is listed on the NYSE, the NYSE American, or the NASDAQ Stock Market.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

The legality of the securities offered hereby has been passed on for us by Baker & Hostetler LLP, Costa Mesa, California.

EXPERTS

Financial statements for MJ Holdings, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 included in this prospectus, which constitutes a part of the registration statement, have been so included in reliance on the report of Paritz & Company, P.A., an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as an expert in auditing and accounting. Paritz & Company, P.A.’s report, includes an explanatory paragraph related to MJ Holdings, Inc.’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We file quarterly and current reports, proxy statements, and other information with the SEC. You can inspect and copy these reports, proxy statements, and other information that we file at the public reference facilities of the SEC at the SEC’s Public Reference Room located at the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings are available free of charge at the SEC’s website at www.sec.gov.

You can obtain copies of any of the documents incorporated by reference in this prospectus from us, or as described above, through the SEC or the SEC’s website. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address 3275 South Jones Boulevard, Las Vegas, Nevada 89146, Attention: Investor Relations, by emailing us at info@mjholdingsinc.com, or by calling us at (702) 879-4440. We also maintain a website, http://www.mjholdingsinc.com/ through which you can obtain copies of the documents that we have filed with the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at http://www.mjholdingsinc.com/. The information set forth on, or accessible from, our website is not part of this prospectus.

MJ HOLDINGS, INC.

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current Assets
Cash	$934,296	$2,513,863
Prepaid expenses	635,163	5,500
Total Current Assets	1,569,459	2,519,363
Fixed assets
Leasehold improvements	378,237	17,535
Other Assets
Deposits	38,633	42,383
Intangible asset (net)	300,000	300,000
Noncurrent assets held for disposition	584	584
Total Assets	$2,286,913	$2,879,865

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$4,250	$70,382
Customer deposits	386,416	-
Convertible notes payable due to related party	-	900,000
Total Current Liabilities	390,666	970,382

Noncurrent liabilities:
Deferred rent	209,881	104,565
Total noncurrent liabilities	209,881	104,565

Total Liabilities	600,547	1,074,947

Stockholders’ Equity
Preferred stock, par value $0.001, 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, par value $0.001, 95,000,000 shares authorized; 63,477,188 and 62,675,407 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	63,477	62,675
Additional paid in capital	2,305,299	1,704,764
Common stock to be issued	600,000	400,000
Stock subscription receivable	(125,000)	-
Accumulated deficit	(1,157,410)	(362,521)
Total Stockholders’ Equity	1,686,366	1,804,918
Total Liabilities and Stockholders’ Equity	$2,286,913	$2,879,865

 The accompanying notes are an integral part of these unaudited consolidated financial statements.

MJ HOLDINGS, INC.

Consolidated Statements of Operations

(Unaudited)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Net Revenues	$-	$-	$-	$-

Operating Expenses
General and administrative	419,233	35,479	610,998	35,479
Sales and marketing	174,741	-	184,256	-
Total operating expenses	593,974	35,479	795,254	35,479

Operating loss	(593,974)	(35,479)	(795,254)	(35,479)

Other Expenses (Income)
Interest expense (income)	(161)	11,103	(365)	13,743
Total other expenses (income)	(161)	11,103	(365)	13,743

Loss before provision for income taxes	(593,813)	(46,582)	(794,889)	(49,222)

Provision for income taxes	-	-	-	-

Net Loss	$(593,813)	$(46,582)	$(794,889)	$(49,222)

Basic and diluted net loss per common share:	$(0.01)	$(0.00)	$(0.01)	$(0.00)

Weighted average shares outstanding	63,159,497	52,732,969	63,071,079	52,732,969

The accompanying notes are an integral part of these unaudited consolidated financial statements.

MJ HOLDINGS, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended	Six months ended
	June 30,	June 30,
	2018	2017
Cash Flows from Operating Activities
Net loss	$(794,889)	$(49,222)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance cost	-	6,600
Amortization of deferred rent expense	105,315	-
Common stock issued for services	4,836	-
Changes in operating assets and liabilities:
Prepaid expenses	(629,663)	-
Deposits	3,750	-
Accounts payable and accrued liabilities	(66,132)	7,143
Customer deposits	386,416	-
Net cash used in operating activities	(990,367)	(35,479)

Cash Flows from Investing Activities:
Purchase of growth license	-	(300,000)
Payments for leasehold improvements	(360,701)	-
Net cash used in investing activities	(360,701)	(300,000)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	471,501	-
Proceeds from common stock to be issued	200,000	-
Proceeds from notes payable	-	335,479
Repayment of convertible note due to related party	(900,000)	-
Net cash provided by (used in) financing activities	(228,499)	335,479

Net decrease in cash	(1,579,567)	-

Cash, beginning of period	2,513,863	-

Cash, end of period	$934,296	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

MJ HOLDINGS, INC.

Notes to the Consolidated Financial Statements

For the three and six months ended June 30, 2018 and 2017

(Unaudited)

Note 1 — Nature of the Business

MJ Holdings, Inc. (“the Company”) is a holding company whose subsidiaries provide infrastructure, consulting and construction services, in addition to holding, and managing third party state issued cultivation and production licenses.

Our wholly owned subsidiary, Red Earth, LLC (“Red Earth”) is the holder of provisional Medical Marijuana Establishment Registration Certificate (the “Certificate”).

In April 2018, the State of Nevada finalized and approved the transfer of the provisional Medical Marijuana Establishment Registration Certificate (the “Certificate”) from our wholly owned subsidiary, Red Earth, LLC (“Red Earth”) to the Company. The Certificate, when perfected, will allow the Company to commence legal marijuana cultivation activities in the State of Nevada. HDGLV, LLC, a wholly owned subsidiary of Red Earth, holds a triple-net leasehold, with an option to buy, on a 17,298 square-foot building, which will be home to our cultivation facility. We expect Phase 1 of this facility to be completed in the third quarter of 2018. We expect final approval by the State of Nevada, Department of Taxation of our Certificate and issuance of a Business License from the City of Las Vegas in the third quarter of 2018.

In April 2018, the Company entered into a management agreement with a Nevada company (the “Licensed Operator”) that holds a license, for the legal cultivation of marijuana for sale under the laws of the State of Nevada. The Licensed Operator has engaged us to develop, manage, and operate a licensed cultivation facility on property owned by the Licensed Operator. At our sole cost and expense, we have agreed to complete the construction of a 120,000 square-foot outdoor grow facility, including the construction of an 8,000 square-foot building and installation of security fencing, meeting the State of Nevada building codes and regulations. We expect to receive all necessary state and local approvals and complete construction of the facility to commence operations in the latter part of the third quarter of 2018.

It is the Company’s intention to grow its business through the acquisition of existing companies and/or through the development of new opportunities that can provide a 360-degree spectrum of infrastructure (dispensaries), cultivation/production management, and consulting services in the regulated cannabis industry.

Note 2 — Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, these consolidated financial statements do not include all of the information and footnotes required for audited annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the consolidated financial statements not misleading have been included. The balance sheet at December 31, 2017, has been derived from the Company’s audited consolidated financial statements as of that date.

The unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, that was filed with the SEC on July 27, 2018. The results of operations for the six months ended June 30, 2018, are not necessarily indicative of the results to be expected for the full year or any further periods.

The unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

The significant accounting policies followed by the Company for interim reporting are consistent with those included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. There were no material changes to our significant accounting policies during the interim period ended June 30, 2018.

Note 3 — Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

The Company’s primary asset is a provisional Medical Marijuana Establishment Registration Certificate issued by the State of Nevada for the cultivation of medical marijuana. There is no assurance on the receipt and/or timing of final approvals from the appropriate authorities. The Company has not generated any revenues from inception (October 17, 2016) to June 30, 2018 and has an accumulated deficit of $1,157,410. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

In the event the Company experiences liquidity and capital resource constraints because of unanticipated operating losses, we may need to raise additional capital in the form of equity and/or debt financing. If such additional capital is not available on terms acceptable to us or at all, then we may need to curtail our operations and/or take additional measures to conserve and manage our liquidity and capital resources, any of which would have a material adverse effect on our financial position, results of operations, and our ability to continue in existence. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4 — Prepaid Expenses

Green Houses

On February 8, 2018 the Company entered into an agreement with an unrelated third party for the purpose of designing, purchasing and reselling green houses for sale. Under the agreement the Company was to contribute its expertise in construction, and the other party their expertise in designing, procuring and operating green houses. In April of 2018 the third party informed the Company that it was unable to satisfy their duties under the agreement due to unrelated hardships. Upon their departure the Company agreed with the purchasers to complete the agreement, which includes the design, purchase and installation of six (6) green houses to four (4) separate purchasers.

As of June 30, 2018, the Company had received $386,416 in deposits from the purchasers which were recorded as customer deposits on the balance sheet and had prepaid for the manufacture and sale of the green houses $335,163 as prepaid expenses related to the design, purchase and resale of green houses.

Management Agreement

On April 18, 2018 the Company entered into a management agreement with a Nevada company (the “Licensed Operator”) that holds a cultivation license, such that it can lawfully engage in the cultivation of marijuana for sale under the laws of the State of Nevada. The term of the agreement is for 8 years. The Licensed Operator has engaged the Company to develop, manage, and operate a licensed cultivation facility on 3 acres of property owned by the Licensed Operator. The Company, at its sole cost and expense, has agreed to complete the construction of an outdoor grow facility meeting the local and state building codes and regulations to cultivate marijuana.

Upon completion of the build-out of the outdoor grow facility and obtaining the appropriate approvals from the local and state authorities, the Company has agreed to generate sales of at least $5 million per year from product cultivated from the outdoor grow facility. The Licensed Operator may terminate the agreement if annual sales fall below the $5 million minimum requirement as defined in the agreement. Prior to the termination of the agreement by the Licensed Operator, the Company may cure any applicable deficiency by paying 10% of the deficiency to the Licensed Operator.

Pursuant to the management agreement, the Licensed Operator will retain 15% of the net revenues generated from product cultivated from the outdoor grow facility and pay 85% of the net revenues to the Company. Upon execution of the agreement, the Company paid $300,000 to the Licensed Operator as consideration for the opportunity to construct and manage the outdoor grow facility on the Licensed Operator’s property. In exchange for the initial consideration, the Licensed Operator has agreed not to retain 15% of the first $2 million of net revenues generated from the outdoor grow facility. In addition, once the outdoor grow facility begins production, the Company has agreed to pay the Licensed Operator $7,000 per month for compliance, security, and other administration costs incurred by the Licensed Operator during the term of the agreement.

As of June 30, 2018, the Company recorded the $300,000 paid to the Licensed Operator as prepaid expenses.

Note 5 — Leasehold Improvements

On April 18, 2018 the Company entered into a management agreement as described in Note 4, Management Agreement. Pursuant to that agreement the Company commenced construction of the outdoor grow facility.

As of June 30, 2018, the Company had incurred and capitalized $296,735 in costs associated with the construction of this facility.

During the quarter ended June 30, 2018 the Company incurred costs associated with the development of an indoor grow facility located at 2310 Western Avenue in Las Vegas, which holds a triple net leasehold interest in a 17,298 square-foot building where a provisional cultivation license to grow marijuana within the City of Las Vegas in the State of Nevada has been obtained. Once completed the Company intends to operate as an indoor marijuana cultivation and an agritourism destination. Completion of this facility is expected in the third quarter of 2018. This facility is intended to serve as a draw for tourists who desire to visit, see, and learn about the inner-workings of a cannabis cultivation facility.

As of June 30, 2018, the Company had incurred and capitalized $81,502 in costs associated with the construction of this facility.

Note 6 — Intangible Assets

In October 2016, Red Earth entered into an Asset Purchase and Sale Agreement with the owner of a provisional Medical Marijuana Establishment Registration Certificate (the “Provisional Grow License”) issued by the State of Nevada for the cultivation of medical marijuana for $300,000. To initiate the purchase and transfer the Provisional Grow License, the Company paid a $25,000 deposit to the seller in October 2016. In February 2017, an investor advanced the Company $350,000 to fund the purchase of the Provisional Grow License.

The Provisional Grow License remains in a provisional status until the Company has completed the build out of a cultivation facility and obtained approval from the State of Nevada to begin cultivation in the approved facility. Once approval from the State of Nevada is received and the Company begins the cultivation process, the intangible asset will be amortized over its useful life.

Note 7 — Convertible Note Payable Due to Related Party

On December 15, 2017, the Company issued a convertible note payable in the amount of $900,000 to the members of Red Earth. The managing partner and 50% owner of Red Earth at the time of the transaction was Paris Balaouras, the Company’s Chief Executive Officer. The convertible note payable is due October 15, 2018. The note is convertible into shares of the Company’s common stock at the holder’s discretion at a conversion price of $0.75 per share. The note accrues interest, commencing six months from the issuance date, at a rate equal to one half of one percent (0.50%) per annum. Interest shall be payable on the maturity date or the conversion date, if applicable.

The Company assessed the embedded conversion feature of the note payable and determined that the fair value of the underlying common stock at inception did not exceed the conversion price of the convertible note. Since, at the time the convertible note was issued, the Company’s common stock had limited publicly traded volume, the Company based the fair value of the Company’s common stock on the sales of the Company’s common stock, which were sold at $0.75 per share.

In January 2018, the $900,000 convertible note payable due to a related party was repaid in full.

Note 8 — Capital Stock

During the six months ended June 30, 2018, the Company sold and issued an aggregate of 795,333 shares of the Company’s common stock at $0.75 per share for gross proceeds of $596,500, $125,000 of which were received in July 2018. In addition, the Company received $200,000 pursuant to stock subscription agreements to purchase 266,667 shares of common stock at $0.75 per share, but the shares had not been issued as of August 24, 2018.

During the six months ended June 30, 2018, the Company issued an aggregate of 6,448 shares of the Company’s common stock in exchange for professional services valued at $4,836.

Note 9 — Warrants

Prior to the Reverse Merger, the Company had issued warrants as compensation for consulting services. The warrants expire between June 2019 and October 2019. The following table summarizes all stock warrant activity of the Company for the six months ended June 30, 2018:

		Weighted
		Avg.
		Exercise
Warrants:	Shares	Price
Balance at December 31, 2017	166,665	$5.88
Issued	—	—
Exercised	—	—
Expired	—	—
Balance at June 30, 2018	166,665	$5.88

Note 10 — Commitments and Contingencies

Operating Leases

The Company leases an office facility and a production / warehouse facility under two non-cancelable operating leases that expire in May 2019 and June 2027, respectively. Future minimum rental and lease commitments under non-cancelable operating leases with terms in excess of one year as of June 30, 2018, are as follows:

Amount
Fiscal year ending December 31:
2018	$139,920
2019	249,090
2020	230,640
2021	230,640
2022	230,755
Thereafter	1,043,315
Total minimum lease payments	$2,124,360

Rent expense, including deferred rent expense of $209,881, incurred pursuant to operating leases for the six months ended June 30, 2018 and 2017, was $105,316 and $0, respectively.

Litigation

There are no legal proceedings which are pending or have been threatened against us or any of our officers, directors or control persons of which management is aware.

Note 11 — Subsequent Events

On July 1, 2018 the Company entered into a Corporate Advisory Agreement (“Advisory Agreement”) with a New York City based consulting company (the “Consultant”) to provide business management, corporate compliance and related services to MJ Holdings and its subsidiaries. The Advisory Agreement is for a term of 12 months and provides for payment for services to be rendered, pursuant to the Advisory Agreement, by the issuance of 14,444 shares of the Company’s common stock during the term of the Advisory Agreement. These shares are exempt from registration pursuant to Rule 144 of the Securities Act and such shares shall be restricted for a period of two years from the date of issuance unless otherwise registered. The Advisory Agreement also grants to the Consultant an option to acquire up to 10,000 additional shares of the Company’s common stock at a strike price to be determined.

On August 9, 2018 (the “Transaction Date”), the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold and issued 2,500 shares of its Series A Convertible Preferred Stock (the “Preferred Stock”) to a single institutional, accredited investor for $1,000 per share or an aggregate subscription of $2,500,000. Subject to a standard “4.99% Beneficial Ownership Limitation blocker,” the Preferred Stock is convertible into 3,333,334 shares of the Company’s Common Stock at a conversion price of $0.75 per share, subject to adjustment as described in the Certificate of Designation.

The Company also entered into a Registration Rights Agreement with the purchaser, pursuant to which the Company is obligated to file a registration statement with the Securities and Exchange Commission (the “Commission”), within 30 calendar days of the Transaction Date, to register for resale the shares of common stock underlying the Preferred Stock. If the Commission has not declared the registration statement effective by the 60th calendar day following the Transaction Date (or, in the event of a “full review” by the Commission, the 90th calendar day following the Transaction Date), or upon the occurrence of other events, then the Company shall pay to the purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 4.0% multiplied by the aggregate subscription amount paid by the purchaser pursuant to the Purchase Agreement on a monthly basis until the event has been cured.

On August 13, 2018, the Company filed a Certificate of Designation of its Series A Convertible Preferred Stock with the Secretary of State of the State of Nevada to designate a series of its convertible preferred stock, consisting of 2,500 shares. The stated value of each share of Preferred Stock is $1,000. Subject to a standard “4.99% Beneficial Ownership Limitation blocker,” each share of Preferred Stock is convertible into shares of the Company’s common stock at any time or from time to time at a conversion price equivalent of $0.75 per share, subject to adjustment as described in Certificate of Designation.

On August 13, 2018 (the “Effective Transaction Date”), the Company closed the transactions contemplated by an Exclusive Distribution Agreement (the “Agreement”). The Agreement is between the Company and a designer and seller (the “Seller”) of a series of related products, all of which are designed to be utilized to consume cannabis products by vaporizing oil and other products related thereto (the “Goods”). The Company has the exclusive right to distribute the Goods in the territory of Nevada (the “Territory”). The Agreement further requires the Company to advertise and market the Goods in the Territory.

Pursuant to the terms of the Agreement, the Company purchased certain Goods from the Seller and tendered the sum of two million dollars ($2,000,000). The funds were transferred to the Seller on the Effective Transaction Date. The Seller has applied for patent protection in respect of one of the products. As of the date of this Current Report, the patent application is still pending.

The initial term of the Agreement is for one year with additional successive one-year renewals, subject to certain standard termination provisions. The Agreement is subject to standard termination provisions; however, the Seller has the option to terminate the Agreement, on 30 days’ written notice, if the Company fails to purchase a sufficient minimum quantity of Goods from the Seller. The Company has met its obligations for the first year of the Agreement ($2,000,000). Thereafter, for each renewal term, the Company’s minimum purchase obligation for the Goods is currently $500,000, subject to good faith negotiation at the end of each year. Notwithstanding the exclusivity provided by the Agreement, the Seller reserves the right to sell Goods, directly or indirectly, to a specific retail group (the “Excluded Account”). In such event, the Seller shall pay to the Company a fee equivalent to 5% of the gross sales of the Goods that the Seller sold to an Excluded Account in Nevada. The Company, however, does not have the right to appoint sub-distributors or sell Goods through any third party. In connection with the transactions contemplated by the Agreement, the Seller granted to the Company a non-exclusive, non-transferrable, and non-sub licensable fully paid license agreement. The Agreement provides standard cross-indemnity provisions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

MJ Holdings, Inc.

Las Vegas, NV

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MJ Holdings, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017 and for the period from inception (October 17, 2016) to December 31, 2016, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and for the period from inception (October 17, 2016) to December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 to the financial statements, the Company’s primary asset is a provisional Medical Marijuana Establishment Registration Certificate issued by the State of Nevada for the cultivation of medical marijuana. There is no assurance on the receipt and/or timing of final approvals from the appropriate authorities. The Company has not generated any revenues from inception (October 17, 2016) to December 31, 2017 and has an accumulated deficit of $362,521. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Paritz & Company, P.A.

We have served as the Company’s auditor since 2011.

Hackensack, NJ

July 26, 2018

MJ Holdings, Inc.

Consolidated Balance Sheets

As of December 31, 2017, and 2016

	2017	2016
Assets
Current assets:
Cash	$2,513,863	$—
Prepaid assets	5,500	—
Total current assets	2,519,363	—
Deposits	42,383	25,000
Intangible assets, net of accumulated amortization of $0	300,000	—
Property and equipment, net of accumulated depreciation of $0	17,535	—
Noncurrent assets held for disposition	584	—
Total Assets	$2,879,865	$25,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$70,382	$—
Convertible note payable due to related party	900,000	—
Total current liabilities	970,382	—
Deferred rent	104,565	—
Total Liabilities	1,074,947	—

Commitments and contingencies

Stockholders’ Equity
Preferred stock, par value $0.001, 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, par value $0.001, 95,000,000 shares authorized; 62,675,407 and 52,732,969 shares issued and outstanding as of December 31, 2017 and 2016, respectively	62,675	52,733
Additional paid-in capital	1,704,764	—
Common stock to be issued of 533,333 shares	400,000	—
Accumulated deficit	(362,521)	(27,733)
Total Stockholders’ Equity	1,804,918	25,000
Total Liabilities and Stockholders’ Equity	$2,879,865	$25,000

See accompanying notes to financial statements

MJ Holdings, Inc.

Consolidated Statements of Operations

	For the Year Ended December 31, 2017	From Inception (October 17, 2016) to December 31, 2016
Net revenues	$—	$—

Operating Expenses:
General and administrative expenses	270,267	—
Total operating expenses	270,267	—

Operating loss	(270,267)	—

Interest expense	(64,521)	—

Loss before provision for income taxes	(334,788)	—

Provision for income taxes	—	—

Net loss	$(334,788)	$—

Basic and diluted net loss per common share:
Weighted average shares outstanding	53,149,168	52,732,969
Net loss per common share	$(0.01)	$0.00

See accompanying notes to financial statements

MJ Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

For the year ended December 31, 2017 and from Inception (October 17, 2016) to December 31, 2016

	Preferred Stock		Common Stock		Common Stock to be	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Issued	Capital	Deficit	Equity
Balance at Inception (October 17, 2016)	—	$—	—	$—	$—	$—	$—	$—

Common stock issued to founder	—	—	52,732,969	52,733	—	(25,000)	(27,733)	—
Capital contribution	—	—	—	—	—	25,000	—	25,000

Balance at December 31, 2016	—	—	52,732,969	52,733	—	—	(27,733)	25,000

Distribution	—	—	—	—	—	(25,000)	—	(25,000)
Effect of reverse merger	—	—	6,951,275	6,951	—	(510,617)	—	(503,666)
Issuance of common stock in private placement	—	—	2,991,163	2,991	—	2,240,381	—	2,243,372
Common stock subscribed, but not issued	—	—	—	—	400,000	—	—	400,000
Net loss	—	—	—	—	—	—	(334,788)	(334,788)

Balance at December 31, 2017	—	$—	62,675,407	$62,675	$400,000	$1,704,764	$(362,521)	$1,804,918

See accompanying notes to financial statements

MJ Holdings, Inc.

Consolidated Statements of Cash Flows

	For the year ended December 31, 2017	From Inception (October 17, 2016) to December 31, 2016
Cash flow from operating activities:
Net loss	$(334,788)	$—

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	14,521	—
Amortization of deferred rent expense	104,565	—
Non-cash interest expense	50,000	—
Changes in operating assets and liabilities:
Prepaid assets	(5,500)	—
Deposits	(17,383)	(25,000)
Accounts payable and accrued liabilities	66,132	—
Net Cash Used in Operating Activities	(122,453)	(25,000)

Cash flow from investing activities:
Purchase of provisional grow license	(300,000)	—
Purchase of property, equipment, and building improvements	(17,535)	—
Net Cash Used in Investing Activities	(317,535)	—

Cash flow from financing activities:
Capital contribution	—	25,000
Distribution	(25,000)	—
Proceeds from issuance of common stock	2,243,372	—
Proceeds from common stock to be issued	400,000	—
Proceeds from issuance of note payable	350,000	—
Payment of debt issuance costs	(14,521)	—
Net Cash Provided by Financing Activities	2,953,851	25,000

Net increase in cash	2,513,863	—

Cash at beginning of year	—	—
Cash at end of year	$2,513,863	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Net liabilities incurred in connection with reverse merger	$(503,666)	$—

See accompanying notes to financial statements

MJ Holdings, Inc.

Notes to the Consolidated Financial Statements

December 31, 2017

Note 1 — Description of Business

MJ Holdings, Inc. is a holding company whose subsidiaries provide infrastructure, consulting and construction services, in addition to holding, and managing third party state issued cultivation and production licenses.

MJ Holdings, Inc. was originally incorporated on November 17, 2006, as Securitas EDGAR Filings, Inc. under the laws of the State of Nevada. Prior to the formation of Securitas EDGAR Filings Inc., the business was operated as Xpedient EDGAR Filings, LLC, a Florida Limited Liability Company, formed on October 31, 2005. On November 21, 2005, Xpedient EDGAR Filings LLC amended its Articles of Organization to change its name to Securitas EDGAR Filings, LLC. On January 21, 2009, Securitas EDGAR Filings LLC merged into Securitas EDGAR Filings, Inc., a Nevada corporation. On February 14, 2014, we amended and restated our Articles of Incorporation and changed our name to MJ Holdings, Inc.

On November 22, 2016, in connection with a plan to divest ourselves of our real estate business, we submitted to our shareholders an offer to exchange (the “Exchange Offer”) our common stock for shares in MJ Real Estate Partners, LLC, (“MJRE”) a newly formed LLC formed for the sole purpose of effecting the Exchange Offer. On January 10, 2017, the Company accepted for exchange 1,800,000 shares of the Company’s common stock in exchange for 1,800,000 shares of MJRE’s common units, representing membership interests in MJRE. Effective February 1, 2017, the Company transferred its ownership interests in the real estate properties and its subsidiaries, through which the Company held ownership of the real estate properties, to MJRE. MJRE also assumed the senior notes and any and all obligations associated with the real estate properties and business, effective February 1, 2017.

Reverse Merger

On December 15, 2017, we acquired all of the issued and outstanding membership interests of Red Earth LLC, a Nevada limited liability company (“Red Earth”) established in October 2016, in exchange for 52,732,969 shares of common stock of the Company, par value $0.001 and a Promissory Note in the amount of $900,000. The merger was accounted for as a reverse merger, whereby Red Earth was considered the accounting acquirer and became a wholly-owned subsidiary of the Company. As a result of the acquisition, the members of Red Earth became the beneficial owners of approximately 88% of the Company’s common stock immediately following the acquisition, obtained controlling interest of the Company, and retained key management positions of the Company. In accordance with the accounting treatment for a “reverse merger” or a “reverse acquisition,” the Company’s historical financial statements prior to the reverse merger will be replaced with the historical financial statements of Red Earth prior to the reverse merger, in all future filings with the U.S. Securities and Exchange Commission (the “SEC”). The consolidated financial statements after completion of the reverse merger will include the assets, liabilities and results of operations of the combined company from and after the closing date of the reverse merger.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Red Earth, LLC, HDGLV, LLC, Icon Management, LLC, and Prescott Management, LLC. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates and assumptions are required in the determination of the fair value of financial instruments and the valuation of long-lived and indefinite-lived assets. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy that requires classification based on observable and unobservable inputs when measuring fair value. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

●	Level one - Quoted market prices in active markets for identical assets or liabilities;

●	Level two - Inputs other than level one inputs that are either directly or indirectly observable; and

●	Level three - Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

Financial instruments include cash, payables, and debt obligations. Except as described below, due to the short-term nature of the financial instruments, there are no financial instruments measured at fair value on a recovery basis.

Warrants to Purchase Common Stock and Other Derivative Financial Instruments

We classify as equity any contracts that require physical settlement or net-share settlement or provide us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock. We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assess the classification of warrants issued to purchase our common stock and any other financial instrument at each reporting date to determine whether a change in classification between assets and liabilities is required.

Cash

Cash includes cash on hand and deposits placed with banks or other financial institutions, which are unrestricted as to withdrawal and use and with an original maturity of three months or less. The Company maintains its cash in bank deposit accounts.

The Company has cash in financial institutions in excess of Federally insured limits. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash balances. Cash exceeding federally insured limits amounted to $2,263,863 as of December 31, 2017.

Debt Issuance Costs

Costs associated with obtaining, closing, and modifying loans and/or debt instruments such as, but not limited to placement agent fees, attorney fees and state documentary fees are capitalized, netted against the carrying amount of the debt instrument, and charged to interest expense over the term of the loan.

Long –lived Assets

Long-lived assets, including real estate property and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. If the assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. We did not record any impairments of long-lived assets during the year ended December 31, 2017, and from inception (October 17, 2016) to December 31, 2016.

Revenue Recognition

The Company recognizes revenue from the sales of products or services rendered when the following four revenue recognition criteria have been met: persuasive evidence of an arrangement exists; the delivery has occurred or services have been rendered; the fee is fixed or determinable; and collectability is reasonably assured.

The Company has not generated any revenues for the year ended December 31, 2017, and from inception (October 17, 2016) to December 31, 2016.

Stock-Based Compensation

The Company estimates the fair values of share-based payments on the date of grant using a Black-Scholes option pricing model, which requires assumptions for the expected volatility of the share price of our common stock, the expected dividend yield, and a risk-free interest rate over the expected term of the stock-based financial instrument.

Since the number of outstanding and free-trading shares of the Company’s common stock is limited and the trading volume is relatively low, we do not have sufficient company specific information regarding the volatility of our share price on which to base an estimate of expected volatility. As a result, we use the average historical volatilities of similar entities within our industry as the expected volatility of our share price.

The expected dividend yield is 0% as the Company has not paid any dividends on its common stock and does not anticipate it will pay any dividends in the foreseeable future.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant date with a remaining term equal to the expected term of the stock-based award.

For stock-based financial instruments issued to parties other than employees, we use the contractual term of the financial instruments as the expected term of the stock-based financial instruments.

The assumptions used in calculating the fair value of stock-based financial instruments represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815, Derivatives and Hedging Activities.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Operating Leases

The Company leases production and warehouse facilities and office space under operating leases. Operating lease agreements may contain rent escalation clauses, rent holidays or certain landlord incentives, including tenant improvement allowances. Rent expense with scheduled rent increases or landlord incentives are recognized on a straight-line basis over the lease term, beginning with the effective lease commencement date, which is generally the date in which the Company takes possession of or controls the physical use of the property.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance on deferred tax assets is established when management considers it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Tax benefits from an uncertain tax position are only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Interest and penalties related to unrecognized tax benefits are recorded as incurred as a component of income tax expense. The Company has not recognized any tax benefits from uncertain tax positions for any of the reporting periods presented.

Recent Accounting Pronouncements

In December 2017, the Securities and Exchange Commission (“SEC”) released accounting guidance for the accounting for income taxes for the reporting period that includes the enactment of the Tax Act. The Bulletin provides guidance in those situations where the accounting for certain income tax effects of the Tax Act will be incomplete by the time financial statements are issued for the reporting period that includes the enactment date. For those elements of the Tax Act that cannot be reasonably estimated, no effect will be recorded. The SEC has provided in the Bulletin that in situations where the accounting is incomplete for certain effects of the Tax Act, a measurement period which begins in the reporting period that includes the enactment of the Tax Act and ends when the entity has obtained, prepared and analyzed the information is needed in order to complete the accounting requirements. The measurement period shall not exceed one year from enactment.

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard update related to accounting for leases. The guidance introduces a lessee model that requires most leases to be reported on the balance sheet. The accounting standard update aligns many of the underlying principles of the new lessor model with those in the FASB’s new revenue recognition standard. The guidance also eliminates the requirement in current U.S. GAAP for an entity to use bright-line tests in determining lease classification. This accounting standard update will be effective for the Company beginning in the first quarter of fiscal 2020, with early adoption in fiscal 2019 permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

In May 2014, FASB issued guidance to clarify the principles for recognizing revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a comprehensive framework for revenue recognition that supersedes current general revenue guidance and most industry-specific guidance. In addition, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. An entity should apply the guidance either retrospectively to each prior reporting period presented or retrospectively with the cumulative adjustment at the date of the initial application. In July 2015, the FASB delayed the effective date of the new guidance to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is now permitted after the original effective date of December 15, 2016. The Company is still evaluating the impact of adopting the new accounting guidance but does not expect the adoption to have a material impact on its consolidated financial statements.

Note 3 — Reverse Merger

On December 15, 2017, the Company acquired all of the issued and outstanding membership interests of Red Earth LLC, a Nevada limited liability company (“Red Earth”) established in October 2016, in exchange for 52,732,969 shares of common stock of the Company, par value $0.001 and a Promissory Note in the amount of $900,000. The merger was accounted for as a reverse merger, whereby Red Earth was considered the accounting acquirer and became a wholly-owned subsidiary of the Company. As a result of the acquisition, the members of Red Earth became the beneficial owners of approximately 88% of the Company’s common stock immediately following the acquisition, obtained controlling interest of the Company, and retained key management positions of the Company. In accordance with the accounting treatment for a “reverse merger,” Red Earth was treated as the “acquiring company” and MJ Holdings was treated as the “acquired company.” The Company’s historical financial statements prior to the reverse merger were replaced with the historical financial statements of Red Earth prior to the reverse merger in all future filings with the U.S. Securities and Exchange Commission (the “SEC”). The consolidated financial statements after completion of the reverse merger will include the assets, liabilities and results of operations of the combined company from and after the closing date of the reverse merger.

The assets acquired and liabilities assumed recorded from the acquisition of MJ Holdings were recognized at their fair values as of the effective acquisition date, December 15, 2017. The following table summarizes the fair values assigned to the assets acquired and liabilities assumed:

December 15, 2017
Assets Acquired:
Website (recorded as Asset Held for Disposition)	$584

Liabilities Assumed:
Accounts payable and accrued liabilities	(4,250)
Convertible note payable due to related party	(900,000)
Less: Assumption of existing liability by related party (see Note 7)	400,000

Net Liabilities Acquired	$(503,666)

Note 4 — Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. In December 2017, the Company acquired 100% of the assets and operations of Red Earth, as discussed above in Note 3, and changed its business operations to provide a 360-degree spectrum of infrastructure, construction, cultivation management, production management, distribution consulting and operating services to cultivation and production operators in the regulated cannabis industry.

Red Earth is a development stage company established in October 2016. The Company’s primary asset is a provisional Medical Marijuana Establishment Registration Certificate issued by the State of Nevada for the cultivation of medical marijuana. There is no assurance on the receipt and/or timing of final approvals from the appropriate authorities. The Company has not generated any revenues from inception (October 17, 2016) to December 31, 2017 and has an accumulated deficit of $362,521. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

During 2017, the Company raised $2.6 million through the sale of the Company’s common stock at $0.75 per share and will continue to raise capital in 2018 to fund the build out and development of our business operations. The Company expects to begin generating revenues during the third quarter of 2018 but will likely incur additional net losses during this time period. Although we can provide no assurances, we believe our cash on hand and our ability to raise additional capital will provide sufficient liquidity and capital resources to fund our business for the next twelve months.

In the event the Company experiences liquidity and capital resource constraints because of unanticipated operating losses, we may need to raise additional capital in the form of equity and/or debt financing. If such additional capital is not available on terms acceptable to us or at all, then we may need to curtail our operations and/or take additional measures to conserve and manage our liquidity and capital resources, any of which would have a material adverse effect on our financial position, results of operations, and our ability to continue in existence. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 5 — Intangible Assets

In October 2016, Red Earth entered into an Asset Purchase and Sale Agreement with the owner of a provisional Medical Marijuana Establishment Registration Certificate (the “Provisional Grow License”) issued by the State of Nevada for the cultivation of medical marijuana for $300,000. To initiate the purchase and transfer the Provisional Grow License, the Company paid a $25,000 deposit to the seller in October 2016. In February 2017, an investor advanced the Company $350,000 (see Note 7) to fund the purchase of the Provisional Grow License.

The Provisional Grow License remains in a provisional status until the Company has completed the build out of a cultivation facility and obtained approval from the State of Nevada to begin cultivation in the approved facility. Once approval from the State of Nevada is received and the Company begins the cultivation process, the intangible asset will be amortized over its useful life.

Note 6 — Convertible Note Payable Due to Related Party

As part of the Reverse Merger transaction described above in Note 3, on December 15, 2017, the Company issued a convertible note payable in the amount of $900,000 to the members of Red Earth. The managing partner and 50% owner of Red Earth at the time of the transaction was Paris Balaouras, the Company’s Chief Executive Officer. The convertible note payable is due October 15, 2018. The note is convertible into shares of the Company’s common stock at the holder’s discretion at a conversion price of $0.75 per share. The note accrues interest, commencing six months from the issuance date, at a rate equal to one half of one percent (0.50%) per annum. Interest shall be payable on the maturity date or the conversion date, if applicable.

The Company assessed the embedded conversion feature of the note payable and determined that the fair value of the underlying common stock at inception did not exceed the conversion price of the convertible note. Since, at the time the convertible note was issued, the Company’s common stock had limited publicly traded volume, the Company based the fair value of the Company’s common stock on the sales of the Company’s common stock, which were sold at $0.75 per share, described below in Note 8.

Note 7 — Note Payable to Fund Acquisition of Provisional Grow License

In February 2017, an investor advanced the Company $350,000 to fund the acquisition of the Provisional Grow License discussed above in Note 5. The Company incurred $14,521 of debt issuance costs in association with the advance. The note, plus a $50,000 fee for consideration of the advance, was due within sixty days upon approval by the State of Nevada of the transfer of the Provisional Grow License to the Company. In December 2017, upon completion of the Reverse Merger discussed above in Note 3, the debt obligation, including the $50,000 fee, was assumed by Paris Balaouras, the Chief Executive Officer of the Company. The Company recorded $64,521 of interest expense, the $50,000 fee plus the $14,521 of debt issuance costs, during the year ended December 31, 2017.

Note 8 — Sales of Unregistered Securities.

In connection with and contemporaneous with the Reverse Merger, for the year ended December 31, 2017, the Company sold and issued an aggregate of 2,991,163 shares of the Company’s common stock at a price of $0.75 per share for proceeds of $2,243,372 as part of an offering of the Company’s securities. In addition, the Company sold $400,000, or 533,333 additional shares of common stock, as part of the offering, but the shares had not been issued as of December 31, 2017 and were presented in the consolidated balance sheet as common stock to be issued under the equity section. The proceeds of the common stock sales will be used to develop certain business opportunities, including but not limited to monetizing the acquired Red Earth assets describe above in Note 3.

The shares were issued pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder (“Regulation D”) since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Offers and sales were made solely to persons qualifying as “accredited investors” (as such term is defined by Rule 501 of Regulation D).

The securities offered will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Note 9 — Stock Based Compensation

Warrants

Prior to the Reverse Merger, the Company had issued warrants as compensation for consulting services. The warrants expire between June 2019 and October 2019. A summary of the warrants issued, exercised and expired is as follows:

Weighted
Avg.
Exercise
Warrants:	Shares	Price
Balance at Inception (October 17, 2016)	166,665	$5.88
Issued	—	—
Exercised	—	—
Expired	—	—
Balance at December 31, 2016	166,665	$5.88
Issued	—	—
Exercised	—	—
Expired	—	—
Balance at December 31, 2017	166,665	$5.88

Note 10 — Commitments and Contingencies

Operating Leases

The Company leases an office facility and a production / warehouse facility under two non-cancelable operating leases that expire in May 2019 and June 2027, respectively. Future minimal rental and lease commitments under non-cancelable operating leases with terms in excess of one year as of December 31, 2017, are as follows:

Amount
Fiscal year ending December 31:
2018	$162,270
2019	249,090
2020	230,640
2021	230,640
2022	230,755
Thereafter	1,043,315
Total minimum lease payments	$2,146,710

Rent expense, including deferred rent expense of $104,565, incurred pursuant to operating leases for the year ended December 31, 2017, was $112,815.

Litigation

There are no legal proceedings which are pending or have been threatened against us or any of our officers, directors or control persons of which management is aware.

Note 11 — Income Taxes

The Company had no operation in 2016 and had no net loss carryforward to the year 2017.

The Company did not incur any federal or state income tax expense or benefit for the year ended December 31, 2017.

The provision for income taxes differs from the amounts which would result from applying the federal statutory rate of 34% to the Company’s loss before income taxes as follows:

December 31, 2017
Computed “expected” income tax benefit	$(113,828)
State income tax benefit, net of federal benefit	15,209
Change in valuation allowance	(191,667)
Permanent differences, net	(106,919)
Change in federal income tax rate	120,784
IRC section 382 limitations on future NOL utilization	249,208
Write-off of property & equipment deferred tax asset	27,213

Provision for income taxes	$—

Temporary differences that give rise to the components of deferred tax assets and liabilities are as follows:

2017
Deferred tax assets:
Deferred expenses	$176,030
Property and equipment	(65)
Capitalized start-up expenses	48,078
Deferred tax assets	224,043
Less: Valuation allowance	(224,043)
Net deferred tax assets	$—

As of December 31, 2017, the Company did not have any net operating losses for federal or state income tax purposes. All of the federal and state net operating losses incurred through December 15, 2017, are subject to 100 percent limitation under the provisions of Internal Revenue Code section 382 due to various ownership changes and the continuity of business requirement.

The U.S. Tax Cuts and Jobs Act (the “Act”) was enacted on December 22, 2017 and introduces significant changes to U.S. income tax law. Effective in 2018, the Tax Act reduces the U.S. statutory tax rate from 35% to 21%. The Company’s deferred tax assets were calculated to reflect the reduction in the U.S. corporate income tax rate from 35% to 21%. As of December 31, 2017, management determined a valuation allowance against the net deferred tax assets of $224,043. In assessing the ability to realize a portion of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making the assessment.

For 2017 and prior years, the Company filed federal and state income tax returns. These returns remain subject to examination by taxing authorities for all years after December 31, 2013.

Note 12 — Basic and Diluted Earnings (Loss) per Common Share

Basic earnings (loss) per share is computed by dividing the net income or net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated using the treasury stock method and reflects the potential dilution that could occur if warrants were exercised and were not anti-dilutive.

For the year ended December 31, 2017, basic and diluted loss per common share were the same since there were no potentially dilutive shares outstanding during the respective periods. The outstanding warrants as of December 31, 2017, to purchase 166,665 shares of common stock were not included in the calculations of diluted loss per share because the impact would have been anti-dilutive.

Note 13 — Subsequent Events

In January 2018, the $900,000 convertible note payable due to a related party was repaid in full.

From January 2018 through June 2018, the Company sold and issued an aggregate of 628,667 shares of the Company’s common stock at $0.75 per share for gross proceeds of $471,500. In addition, the Company received $100,000 pursuant to a stock subscription agreement to purchase 133,333 shares of common stock at $0.75 per share, but the shares had not been issued as of the filing of this Annual Report.

In March 2018 and June 2018, the Company issued an aggregate of 6,448 shares of the Company’s common stock in exchange for professional services.

In April 2018, the State of Nevada finalized and approved the transfer of the Provisional Grow License, discussed above in Note 5, to the Company.

In April 2018, the Company entered into a management agreement with a Nevada company (the “Licensed Operator”) that holds a cultivation license, such that it can lawfully engage in the cultivation of marijuana for sale under the laws of the State of Nevada. The term of the agreement is for 8 years. The Licensed Operator has engaged the Company to develop, manage, and operate a licensed cultivation facility on 3 acres of property owned by the Licensed Operator. The Company, at its sole cost and expense, has agreed to complete the construction of an outdoor grow facility meeting the local and state building codes and regulations to cultivate marijuana.

Upon completion of the build-out of the outdoor grow facility and obtaining the appropriate approvals from the local and state authorities, the Company has agreed to generate sales of at least $5 million per year from product cultivated from the outdoor grow facility. The Licensed Operator may terminate the agreement if annual sales fall below the $5 million minimum requirement as defined in the agreement. Prior to the termination of the agreement by the Licensed Operator, the Company may cure any applicable deficiency by paying 10% of the deficiency to the Licensed Operator.

Pursuant to the management agreement, the Licensed Operator will retain 15% of the net revenues generated from product cultivated from the outdoor grow facility and pay 85% of the net revenues to the Company. Upon execution of the agreement, the Company paid $300,000 to the Licensed Operator as consideration for the opportunity to construct and manage the outdoor grow facility on the Licensed Operator’s property. In exchange for the initial consideration, the Licensed Operator has agreed not to retain 15% of the first $2 million of net revenues generated from the outdoor grow facility. In addition, once the outdoor grow facility begins production, the Company has agreed to pay the Licensed Operator $7,000 per month for compliance, security, and other administration costs incurred by the Licensed Operator during the term of the agreement.

PROSPECTUS

MJ HOLDINGS, INC.

3,335,000 SHARES OF

COMMON STOCK

TO BE SOLD BY THE SELLING STOCKHOLDER

We have not authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell the Shares or a solicitation of your offer to buy the Shares in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Company have not changed since the date hereof.

Until 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS _________________, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses that will be paid by us in connection with the securities being registered. With the exception of the SEC registration fee and FINRA filing fee, all amounts shown are estimates:

SEC Registration Fee	$723.52
Legal Fees and Expenses	40,000.00
Printing Expenses	1,000.00
Accounting Fees and Expenses	5,000.00
Transfer Agent Fees and Expenses	2,500.00
Miscellaneous Expenses	200,000.00
TOTAL	$249,223.52

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have obtained insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the NRS.

Our bylaws provide that we must indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. See also the section entitled “Undertakings” set forth below.

Item 15. Recent Sales of Unregistered Securities.

Fiscal 2018

Series A Preferred Stock

On August 9, 2018, we entered into the Securities Purchase Agreement, pursuant to which we sold and issued 2,500 shares of our Series A Preferred Stock to the Selling Stockholder for $1,000 per share or an aggregate subscription of $2,500,000. Subject to a standard “4.99% Beneficial Ownership Limitation blocker,” the Series A Preferred Stock is convertible into 3,335,000 shares of our Common Stock at a conversion price of $0.75 per share, subject to adjustment as described in the Certificate of Designation.

The issuances of the shares of Series A Preferred Stock and the shares of Common Stock issuable upon conversion thereof were exempt from registration pursuant to the provisions Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, as promulgated by the SEC. The shares of Series A Preferred Stock and the shares of Common Stock into which they may be converted constitute restricted securities that may not be offered or sold absent their registration for resale or the availability of an exemption therefrom.

Common Stock

During March and June 2018, we offered and sold 6,448 shares of Common Stock to two unaffiliated third parties in exchange for providing professional services to us. The issuances were made pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act.

On September 14, 2018, we offered and sold 100,000 shares of Common Stock at $0.75 per share for gross proceeds of approximately $75,000. The issuances were made pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act.

On September 18, 2018, we offered and sold 580,000 shares of Common Stock at $0.75 per share for gross proceeds of approximately $435,000. The issuances were made pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act.

On September 30, 3018, we offered and sold 2,009,333 shares of Common Stock at $0.75 per share for gross proceeds of approximately $1,507,000. The issuances were made pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act.

Fiscal 2017

Common Stock

In connection with and contemporaneously with the Red Earth reverse merger, in December 2017, we sold an aggregate of 3,524,496 shares of our Common Stock at a price of $0.75 per share for gross proceeds of $2,643,372 to 43 otherwise unaffiliated third parties. Between January 2018 and July 2018, we sold an additional 762,000 shares of our Common Stock at a price of $0.75 per share for gross proceeds of $571,500 to 13 unaffiliated third parties. The proceeds of the Common Stock sales will be used to develop certain business opportunities, including but not limited to monetizing the acquired Red Earth asset.

The shares were sold and issued pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering or a general solicitation and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits filed with this registration statement or incorporated by reference from other filings are as follows:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant, which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 28, 2014 and is incorporated herein by reference thereto.
3.2	Bylaws of the Registrant, which were filed as Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-167824), filed with the SEC on June 28, 2010, and is incorporated herein by reference thereto.
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, which was filed as Exhibit 3.3 to our Current Report on Form 8-K filed with the SEC on August 13, 2018 and is incorporated herein by reference thereto.
4.4	Specimen Common Stock Certificate, which was filed as Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-167824), filed with the SEC on June 28, 2010, and is incorporated herein by reference thereto.
5.1*	Opinion of Baker & Hostetler LLP as to the legality of the securities registered hereby.
10.1	Lease for Principal Corporate Office, which was filed as Exhibit 10.1 to our Annual Report on Form 10-K filed with the SEC on July 27, 2018 and is incorporated herein by reference thereto.
10.2	Lease for Cultivation Facility, which was filed as Exhibit 10.2 to our Annual Report on Form 10-K filed with the SEC on July 27, 2018 and is incorporated herein by reference thereto.
10.3	Membership Interest Purchase Agreement dated December 15, 2017, by and among the Company, Red Earth LLC, and the members named therein, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 18, 2017 and is incorporated herein by reference thereto.
10.4	Securities Purchase Agreement dated August 9, 2018, by and between the Company and the Selling Stockholder, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on August 13, 2018 and is incorporated herein by reference thereto.
10.5	Registration Rights Agreement dated August 9, 2018, by and between the Company and the Selling Stockholder, which was filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on August 13, 2018 and is incorporated herein by reference thereto.
10.6	Exclusive Distribution Agreement dated July 30, 2018, by and between the Company and Healthier Choices Management Corp., which was filed as Exhibit 10.5 to our Quarterly Report on Form 10-Q filed with the SEC on August 30, 2018 and is incorporated herein by reference thereto.
21.1	Subsidiaries of the Registrant, which was filed as Exhibit 21.1 to our Annual Report on Form 10-K filed with the SEC on July 27, 2018 and is incorporated herein by reference thereto.
23.1*	Consent of Paritz & Company, P.A.
23.2*	Consent of Baker & Hostetler LLP (included on Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF*	XBRL Taxonomy Definition Linkbase Document

*	Filed herewith.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of control of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, MJ Holdings, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada on October 22, 2018.

MJ HOLDINGS, INC.

By:	/s/ Paris Balaouras
Paris Balaouras
Chief Executive Officer (Principal Executive Officer)

By:	/s/ John R. Wheeler
John R. Wheeler Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

NOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Paris Balaouras, as his true and lawful attorney-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of the, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paris Balaouras	Chief Executive Officer and Director	October 22, 2018
Paris Balaouras	(Principal Executive Officer)

/s/ John R. Wheeler	Chief Financial Officer	October 22, 2018
John R. Wheeler	(Principal Financial and Accounting Officer)